UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

FLOWERS FOODS, INC.
(Name of Registrant as Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: N/A

	(2)	Aggregate number of class of securities to which transaction applies: N/A

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

	(4)	Proposed maximum aggregate value of transaction: N/A

	(5)	Total fee paid: N/A

	☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fees was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid: N/A

	(2)	Form, Schedule or Registration Statement No.: N/A

	(3)	Filing Party: N/A

	(4)	Date Filed: N/A

Thomasville, Georgia

April 20, 2012

Dear Shareholder:

I would like to extend an invitation for you to join us at our annual meeting of shareholders on June 1, 2012 at 11:00 a.m. at the Thomasville Municipal Auditorium in Thomasville, Georgia for the following purposes, as more fully described in this proxy statement:

•	to elect four nominees as directors of the company to serve for a term of three years;

•	to hold an advisory vote on executive compensation; and

•	to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2012.

In addition, Flowers Foods’ senior management team will report on the performance of the company and respond to questions from shareholders.

The company has implemented the Securities and Exchange Commission “Notice and Access” rule that permits companies to send their shareholders a Notice that proxy materials are available — in electronic form on the Internet or in printed form by request — instead of mailing a printed proxy statement and annual report to every shareholder. By utilizing Notice and Access, we are able to speed delivery of the proxy materials, lower our distribution costs and reduce the environmental impact of proxy delivery. On April 20, 2012, we mailed to our shareholders a notice that contains instructions on how to access our 2012 proxy statement and annual report and vote online or to affirmatively elect to receive the proxy materials by mail.

Please carefully review the proxy materials. Your vote is important to us and to our business. I encourage you to vote using telephone or Internet voting prior to the annual meeting, so that your shares of Flowers Foods will be represented and voted at the annual meeting even if you cannot attend. If you elected to receive paper copies of the proxy materials by mail, you may vote by signing, dating and mailing the proxy card in the envelope provided.

I hope to see you in Thomasville.

George E. Deese
Chairman of the Board and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting to be held on June 1, 2012

Flowers Foods, Inc.’s 2012 proxy statement and 2011 annual report are available at

www.edocumentview.com/FLOF.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 1, 2012

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Flowers Foods, Inc. will be held on June 1, 2012 at 11:00 a.m. Eastern Time at the Thomasville Municipal Auditorium, 144 East Jackson Street, Thomasville, Georgia, for the following purposes:

(1)  to elect four nominees as directors of the company to serve for a term of three years;

(2)  to hold an advisory vote on executive compensation;

(3)  to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for Flowers Foods, Inc. for the fiscal year ending December 29, 2012;

and to transact any other business as may properly come before the meeting and at any adjournment or postponement thereof; all as set forth in the proxy statement accompanying this notice.

Only record holders of issued and outstanding shares of our common stock at the close of business on March 30, 2012 are entitled to notice of, and to vote at, the annual meeting, or any adjournment or postponement thereof. A list of such shareholders will be open for examination by any shareholder at the annual meeting.

Shareholders can listen to a live audio webcast of the annual meeting on our website at www.flowersfoods.com. This webcast also will be archived on our website.

By order of the Board of Directors,

Stephen R. Avera
Executive Vice President, Secretary and General Counsel

1919 Flowers Circle

Thomasville, Georgia 31757

April 20, 2012

i

ii

FLOWERS FOODS, INC.

1919 Flowers Circle

Thomasville, Georgia 31757

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

JUNE 1, 2012

This proxy statement and the accompanying form of proxy are being furnished to the shareholders of Flowers Foods, Inc. on or about April 20, 2012 in connection with the solicitation of proxies by our board of directors for use at the annual meeting of shareholders to be held on June 1, 2012 at 11:00 a.m. Eastern Time at the Thomasville Municipal Auditorium, 144 East Jackson Street, Thomasville, Georgia, and any adjournment or postponement of the meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will:

•	vote to elect four nominees as Class II directors of the company to serve for a term of three years;

•	hold an advisory vote on executive compensation; and

•	vote on the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for Flowers Foods for the fiscal year ending December 29, 2012.

The shareholders will also transact any other business that may properly come before the meeting and any adjournment or postponement of the meeting. In addition, Flowers Foods’ senior management team will report on the performance of the company and respond to questions from shareholders.

How does the board of directors recommend that I vote on each proposal?

The board of directors recommends that you vote:

•	“FOR” the election of the four director-nominees to serve as Class II directors until 2015;

•	“FOR” the approval, on an advisory basis, of the compensation of certain of the company’s executive officers; and

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2012.

What is a proxy?

A proxy is your legal designation of another person to vote the shares of Flowers Foods common stock you own as of the record date for the annual meeting. If you appoint someone as your proxy in a written document, that document is also called a proxy or a proxy card. We have designated three of our executive officers as proxies for the annual meeting. These three officers are George E. Deese, our chairman of the board and chief executive officer, R. Steve Kinsey, our executive vice president and chief financial officer and Stephen R. Avera, our executive vice president, secretary and general counsel.

Are the proxy materials available electronically?

Yes. Under Securities and Exchange Commission rules, Flowers Foods is making this proxy statement and its 2011 annual report available to its shareholders electronically via the Internet at www.edocumentview.com/FLOF.

On April 20, 2012, we mailed to our shareholders a Notice containing instructions on how to access this proxy statement and our 2011 annual report online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Rather, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report on the Internet. The Notice also instructs you on how you may submit your proxy vote over the Internet.

If you received a Notice by mail but would like to receive a printed copy of the proxy statement and 2011 annual report, please follow the instructions contained on the Notice.

Who can vote?

To be eligible to vote, you must have been a shareholder of record of the company’s common stock at the close of business on March 30, 2012, which is the record date for the annual meeting. There were 135,893,809 shares of our common stock outstanding and entitled to vote on the record date.

How many votes do I have?

You are entitled to one vote on each of the four director-nominees, and one vote on each other matter to be voted upon at the annual meeting, for each share of common stock you held on the record date for the annual meeting. For example, if you owned 100 shares of our common stock on the record date, you would be entitled to 100 votes for each of the four director-nominees and for each other matter to be voted upon at the annual meeting.

How do I vote?

You can vote in the following ways:

•

Voting by Mail.    If you elect to receive your proxy materials by mail, you may vote by completing and signing the enclosed proxy card and promptly mailing it in the enclosed postage-paid envelope. The envelope does not require additional postage if you mail it in the United States.

•	Internet Voting. If you have Internet access, you may vote your shares from any location in the world by following the “Vote by Internet” instructions set forth on the Notice or the proxy card.

•	Telephone Voting. You may authorize the voting of your shares by following the “Vote by Telephone” instructions set forth on the proxy card.

•

Vote at the Meeting.    If you attend the annual meeting and you are a registered shareholder, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot, which will be available at the annual meeting. If your shares are held in “street name” through a broker, bank or other record holder, to be eligible to vote your shares in person, you must obtain a legal proxy from your bank, broker or agent that specifies the number of shares you owned on the record date and bring the legal proxy with you to the annual meeting.

By executing and returning your proxy (either by returning the proxy card or by submitting your proxy electronically via the Internet or by telephone), you appoint George E. Deese, R. Steve Kinsey and Stephen R. Avera to represent you at the annual meeting and to vote your shares at the annual meeting in accordance with your voting instructions. The Internet and telephone voting procedures are designed to authenticate shareholder identities, to allow shareholders to give voting instructions and to confirm that shareholders’ instructions have been recorded properly. Any shareholder voting by Internet should understand that there may be costs associated with electronic access, like usage charges from Internet access and telephone or cable service providers, that must be paid by the shareholder.

If I am a registered holder, what if I do not give any instructions on a particular matter described in this proxy statement when voting by mail?

Registered shareholders should specify their choice for each matter on the proxy card. If no specific instructions are given, proxies that are signed and returned will be voted FOR the election of each director-nominee, the approval, on an advisory basis, of the compensation of certain of the company’s executive officers, and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended December 29, 2012.

Can I change my vote after I have mailed my proxy card or after I have authorized the voting of my shares over the Internet or by telephone?

Yes. You can change your vote and revoke your proxy at any time before the polls close at the annual meeting by doing any one of the following things:

•	Signing and delivering to our corporate secretary another proxy with a later date;

•	Giving our corporate secretary a written notice before or at the annual meeting that you want to revoke your proxy; or

•	Voting in person at the annual meeting.

Your attendance at the annual meeting alone will not revoke your proxy.

How do I vote my 401(k) shares?

If you participate in the Flowers Foods, Inc. 401(k) Retirement Savings Plan and you received the Notice, you may vote by Internet or telephone as previously described in this proxy statement. Alternatively, you may elect to receive your proxy materials by mail by calling the number on the Notice and vote by signing and returning your proxy card or by Internet or telephone as previously described in this proxy statement. By voting, you will direct Putnam Fiduciary Trust Company, the Trustee of the 401(k) plan, how to vote the Flowers Foods, Inc. common shares allocated to your account. Any unvoted or unallocated shares will be voted by the Trustee in the same proportion on each proposal as the Trustee votes the shares of stock credited to the 401(k) plan participants’ accounts for which the Trustee receives voting directions from the 401(k) plan participants. The number of shares you are eligible to vote is based on the number of shares in your account on the record date for the annual meeting.

Can I vote if my shares are held in “street name” by a bank or broker?

If your shares are held in “street name” through a broker, bank or other holder of record, you will receive instructions from the registered holder that you must follow in order for your shares to be voted for you by that record holder. Telephone and Internet voting are also offered to shareholders who own their Flowers Foods shares through certain banks and brokers. The election of directors (Proposal I) and the advisory proposal to approve executive compensation (Proposal II) are considered non-discretionary matters under applicable rules. A broker or other nominee cannot vote without instructions on non-discretionary matters, and therefore there may be broker “non-votes” on Proposal I and Proposal II. Therefore, it is important that you follow the voting instructions sent to you by the registered holder of your shares held in “street name” if you want your vote to be counted.

What constitutes a quorum?

The holders of at least a majority of the shares of our common stock entitled to vote at the annual meeting are required to be present in person or by proxy to constitute a quorum for the transaction of business.

Abstentions and broker “non-votes” will be counted as present in determining whether the quorum requirement is satisfied but will not be included in vote totals and will not affect the outcome of the vote. A “non-

vote” occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because the nominee has not received instructions from the beneficial owner and does not have discretionary power to vote. The aggregate number of votes cast by all shareholders present in person or represented by proxy at the meeting, whether those shareholders vote for or against the proposals, will be counted for purposes of determining the minimum number of affirmative votes required for approval of the proposals, and the total number of votes cast for each of these proposals will be counted for purposes of determining whether sufficient affirmative votes have been cast.

What vote is required for each matter to be voted upon at the annual meeting?

Once a quorum has been established, with respect to Proposal I, the four director-nominees in Class II receiving the highest number of votes cast at the annual meeting will be elected, regardless of whether that number represents a majority of the votes cast. Approval of Proposal II and Proposal III requires the affirmative vote of the holders of a majority of the shares of our common stock present at the meeting in person or by proxy.

Will any other business be conducted at the annual meeting or will other matters be voted on?

At this time, our board of directors does not know of any other business to be brought before the meeting, but if any other business is properly brought before the meeting, the persons named as proxies, Messrs. Deese, Kinsey and Avera, will exercise their judgment in deciding how to vote or otherwise act at the annual meeting with respect to that matter or proposal.

Where can I find the voting results from the annual meeting?

We will report the voting results on Form 8-K, which we expect to file with the Securities and Exchange Commission (“SEC”) on or before June 7, 2012.

How and when may I submit a shareholder proposal for the 2013 annual meeting?

For information on how and when you may submit a shareholder proposal for the 2013 annual meeting, please refer to the section entitled “Shareholder Proposals” in this proxy statement.

Who pays the costs of soliciting proxies?

We will pay the cost of soliciting proxies. We have engaged Okapi Partners LLC to assist in the solicitation of votes for a fee of $8,500, plus out-of-pocket expenses. In addition, our directors and officers may solicit proxies in person, by telephone or facsimile but will not receive additional compensation for these services. Brokerage houses, nominees, custodians and fiduciaries will be requested to forward soliciting material to beneficial owners of stock held of record by them, and we will reimburse those persons for their reasonable expenses in doing so.

How can I obtain an Annual Report on Form 10-K?

The notice of the annual meeting, the proxy statement and the Annual Report are available on the Internet at www.edocumentview.com/FLOF You may also receive a copy of the annual report free of charge by sending a written request to Flowers Foods, Inc., 1919 Flowers Circle, Thomasville, Georgia 31757, Attention: Investor Relations Department.

If you elected to receive your proxy materials by mail, a copy of Flowers Foods’ Annual Report, which includes our Form 10-K and our financial statements for the fiscal year ended December 31, 2011, is included in the mailing of this proxy statement.

The Annual Report does not form any part of the material for the solicitation of proxies.

Can I elect to receive future Notices and proxy materials electronically?

Yes. If you are a registered shareholder or if you participate in the Flowers Foods, Inc. 401(k) Retirement Savings Plan, go to the company’s website, www.flowersfoods.com, and follow the instructions for signing up for electronic delivery of proxy materials. Those shareholders signing up for this service will receive all future proxy materials, including the Notice, proxy statement and annual report electronically. Please call Lisa Hay, our manager of shareholder relations, at (229) 226-9110 if you need assistance.

If you hold your shares in a brokerage account or bank you may also have the opportunity to receive these documents electronically. Please contact your brokerage service, bank or financial advisor to make arrangements for electronic delivery of your proxy materials.

If I cannot attend the annual meeting, will a webcast be available on the Internet?

Shareholders can listen to a live audio webcast of the annual meeting over the Internet on the company’s website at www.flowersfoods.com. This webcast also will be archived on the site.

We have included the website address for reference only. The information contained on our website is not incorporated by reference into this proxy statement and does not form any part of the materials used for the solicitation of proxies.

Who should I contact if I have any questions?

If you have any questions about the annual meeting or your ownership of our common stock, please contact Marta J. Turner, our executive vice president of corporate relations, at the above address or by calling (229) 226-9110.

DIRECTORS AND CORPORATE GOVERNANCE

Class II Director-Nominees

Joe E. Beverly, age 70, has been chairman of the board of directors of Commercial Bank in Thomasville, Georgia, a wholly-owned subsidiary of Synovus Financial Corp. (NYSE), a financial services company, since 1989. He is also the retired vice chairman of the board of directors of Synovus Financial Corp. He also previously served on the board of directors of Plum Creek Timber (NYSE). He was president of Commercial Bank from 1973 to 1989. Mr. Beverly has served as a director of Flowers Foods since March 2001, and he previously served as a director of Flowers Industries, Inc. from August 1996 until March 2001. Mr. Beverly has a high degree of financial literacy and an extensive background in banking and finance.

Amos R. McMullian, age 74, chairman emeritus of Flowers Foods, retired as chairman of the board of directors of Flowers Foods effective January 1, 2006, a position he had held since November 2000. He previously served as chief executive officer of Flowers Foods from November 2000 to January 2004. Mr. McMullian previously served as chairman of the board of directors of Flowers Industries, Inc. from 1985 until March 2001 and as its chief executive officer from 1981 until March 2001.
Mr. McMullian previously served on the board of directors of Hughes Supply
(2001-2006). Mr. McMullian has extensive operational and financial experience as an executive in various capacities with the company during his over 40-year career with Flowers Foods, 24 years of which he served as the chief executive officer.

J.V. Shields, Jr., age 74, has been chairman of Wellington Shields & Co., LLC, a diversified financial services company and member of the New York Stock Exchange, since 2009, following the merger of Shields & Co. with H.G. Wellington & Co. Prior to the merger, Mr. Shields had been chairman of the board of directors and chief executive officer of Shields & Co. since 1982. Mr. Shields also is chairman of Capital Management Associates, Inc., chairman of Wellington Shields Capital Management LLC, both registered investment advisors, and has been chairman and director of The BBH Funds, the Brown Brothers Harriman mutual funds group, since 1990. He has served as a director of Flowers Foods since March 2001, and he previously served as a director of Flowers Industries, Inc. from March 1989 until March 2001. Mr. Shields has extensive corporate finance and investing experience and has served as a chief executive officer.

David V. Singer, age 56, has served as the chief executive officer of Snyder’s-Lance, Inc. (NASDAQ) since 2010, following the merger of Lance, Inc. and Snyder’s of Hanover, Inc. He served as the president and chief executive officer of Lance, Inc. from 2005 until the merger with Snyder’s in 2010. He was the executive vice president and chief financial officer of Coca-Cola Bottling Co. Consolidated, Charlotte, NC, from 2001 until 2005 and vice president and chief financial officer of Coca-Cola Bottling Co. Consolidated from 1986 until 2001. Mr. Singer has been a director of Snyder’s-Lance, Inc. since 2010 and previously served as a director of Lance, Inc. from 2003-2010. He joined Flowers Foods’ board on January 1, 2010.
Mr. Singer has management and financial experience as well as experience as the chief executive officer of a publicly traded consumer products company.

Class I Directors Serving Until 2014

Benjamin H. Griswold, IV, age 71, is partner and chairman of Brown Advisory. Mr. Griswold retired in February 2005 as senior chairman of Deutsche Bank Securities, a position he had held since 1999. Prior to that time, Mr. Griswold held several positions with Alex. Brown & Sons, ultimately being elected the firm’s chairman of the board. Following the merger of Alex. Brown and Bankers Trust New York, he became senior chairman of BT Alex. Brown, which was acquired by Deutsche Bank in 1999. Mr. Griswold also served on the board of the New York Stock Exchange, completing his term in 1999. He currently serves as non-executive chairman of WP Carey, LLC (NYSE) (2006-present), director of Stanley Black & Decker, Inc. (NYSE) (2001-present) and as a trustee emeritus of Johns Hopkins University. Mr. Griswold joined our board of directors in February 2005.
Mr. Griswold has extensive experience in investment banking, corporate finance and strategic planning.

Jackie M. Ward, age 73, is the retired chief executive officer & chairman of the board of directors of Computer Generation Incorporated, a telecommunications company based in Atlanta, Georgia that she co-founded, from 1968 until it was acquired in December 2000. She is also a director of Sanmina-SCI Corporation (NASDAQ) (1992-present), WellPoint, Inc. (NYSE) (1993-present) and SYSCO Corporation (NYSE) (2001-present). Ms. Ward previously served as a director of Bank of America (1994-2009) and Equifax, Inc. (1999-2008). Ms. Ward has served as a director of Flowers Foods since March 2001 and she previously served as a director of Flowers Industries, Inc. from March 1999 until March 2001. Ms. Ward has significant information technology experience and broad managerial experience as an entrepreneur, chief executive officer and investor.

C. Martin Wood III, age 68, has been a partner in Wood Associates, a private investment firm, since January 2000. He retired as senior vice president and chief financial officer of Flowers Industries, Inc. on January 1, 2000, a position that he had held since 1978. Mr. Wood has served as a director of Flowers Foods since March 2001 and he previously served on the Flowers Industries, Inc. Board of Directors, from 1975 until March 2001. Mr. Wood has a high degree of financial literacy and extensive knowledge of the company gained through his 22 years of service with the company as its chief financial officer and as a director of the company.

Class III Directors Serving Until 2013

Franklin L. Burke, age 71, has been a private investor since 1991. He is the former senior executive vice president and chief operating officer of Bank South Corp., an Atlanta, Georgia banking company, and the former chairman and chief executive officer of Bank South, N.A., the principal subsidiary of Bank South Corp. He has served as a director of Flowers Foods since March 2001. Mr. Burke previously served as a director of Flowers Industries, Inc. from 1994 until March 2001 and as a director of Keebler Foods Company from 1998 until March 2001. Mr. Burke has a high level of financial literacy and extensive experience in corporate finance and banking, as well as experience as a chief executive officer.

George E. Deese, age 66, has been chief executive officer of Flowers Foods since January 2004. Mr. Deese has served as a director of Flowers Foods since June 2004 and chairman of the board since January 1, 2006. Previously, he served as president and chief operating officer of Flowers Foods from May 2002 to January 2004 and as president and chief operating officer of Flowers Bakeries, the company’s core business division, from 1983 to May 2002. Mr. Deese joined the company in 1964. He is a board member of the Grocery Manufacturers of America (GMA), and serves as a trustee of the Georgia Research Alliance. Mr. Deese previously served as chairman of the American Bakers Association (ABA) and on the ABA board and executive committee. He previously served as vice chairman of the board for Quality Bakers of America (QBA) and as a member of the QBA board for 15 years.
Mr. Deese has gained extensive operational and financial experience as an executive in various capacities with the company during his over 40-year career with Flowers Foods.

Manuel A. Fernandez, age 65, has been the managing director of SI Ventures, a venture capital firm, since 1998 and chairman emeritus of Gartner, Inc. (NASDAQ), a leading information technology research and consulting company, since 2001. Prior to his present positions, Mr. Fernandez was chairman, president, and chief executive officer of Gartner. Previously, he was president and chief executive officer at Dataquest, Inc., Gavilan Computer Corporation, and Zilog Incorporated. He has served as a director of Flowers Foods since January 2005. Mr. Fernandez also serves on the board of directors of Brunswick Corporation as lead director (NYSE) (1997-present) and SYSCO Corporation (NYSE) (2007-present) where Mr. Fernandez serves as the Non-Executive Chairman of the Board. Mr. Fernandez has extensive information technology experience gained through his experiences as an entrepreneur and investor as well as his leadership on the boards of other publicly traded companies. Mr. Fernandez also has experience as a chief executive officer of a publicly traded company.

Melvin T. Stith, Ph.D., age 65, is dean of the Whitman School of Management at Syracuse University in New York. Prior to that time, he was dean of the College of Business at Florida State University in Tallahassee and the Jim Moran Professor of Business Administration. He also is a director of Synovus Financial Corp. (NYSE) (1998-present). Dr. Stith previously served as a director of Keebler Foods Company from 1999 to 2001. He has served as a director of Flowers Foods since July 2004. Dr. Stith has a significant background in marketing and accounting, has a high level of financial literacy and brings a unique academic perspective to the board of directors.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is essential to ensure that our company is effectively managed for the long-term benefit of our shareholders. We have thoroughly reviewed our corporate governance policies and practices and compared them with those recommended by corporate governance advisors and the practices of other publicly-held companies.

Based upon this review we have adopted the following corporate governance documents:

•	Corporate Governance Guidelines

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating/Corporate Governance Committee Charter

•	Finance Committee Charter

•	Code of Business Conduct and Ethics for Officers and Members of the Board of Directors

•	Stock Ownership Guidelines for Executive Officers and Non-Employee Directors

•	Flowers Foods, Inc. Employee Code of Conduct

•	Disclosure Policy

You can access the full text of all these corporate governance documents on our website at www.flowersfoods.com by clicking on the “Investor Center” tab and selecting “Corporate Governance.” You can also receive a copy of these documents by writing to Flowers Foods, Inc., 1919 Flowers Circle, Thomasville, Georgia 31757, Attn: Investor Relations Dept.

Determination of Independence

Pursuant to our corporate governance guidelines, the nominating/corporate governance committee and the board of directors are required to annually review the independence of each director and director-nominee. During this review, transactions and relationships among each director or any member of his or her immediate family and the company are considered, including, among others, all commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships and those reported in this proxy statement under “Transactions with Management and Others.” In addition, transactions and relationships among directors or their affiliates and members of senior management and their affiliates are examined. The purpose of this annual review is to determine whether each director meets the applicable criteria for independence in accordance with the New York Stock Exchange Listed Company Manual (“NYSE Rules”) and our corporate governance guidelines. Only those directors who meet the applicable criteria for independence and the board of directors affirmatively determines have no direct or indirect material relationship with the company are considered independent directors.

As part of our corporate governance guidelines, we have adopted categorical standards which provide that certain relationships will be considered material relationships and will preclude a director’s independence. Under these standards, an “independent” director is one who:

•

has not been employed by the company or any of its subsidiaries or affiliates, or whose immediate family member has not been employed as an executive officer by the company, within the previous three years;

•

does not, or whose immediate family member does not, receive more than $120,000 per year in direct compensation from the company, other than director and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service (such person is presumed not to be “independent” until three years after he or she (or their immediate family member) ceases to receive more than $120,000 per year in such compensation); provided that compensation received by an immediate family member for service as an employee of the company (other than as an executive officer) need not be considered;

•

is not affiliated with or employed by, or whose immediate family is not affiliated with or employed, in a professional capacity by, a present or former internal or external auditor of the Company (such person is not “independent” until three years after the end of either the affiliation or the auditing relationship);

•

is not employed, or whose immediate family member is not employed, as an executive officer of another company where any of the company’s present executives serve on that company’s compensation committee (such person is not “independent” until three years after the end of such service or the employment relationship); and

•

is not a current employee, or whose immediate family member is not a current executive officer, of a company that has made payments to, or received payments from, the company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

The nominating/corporate governance committee and the board of directors conducted the required annual independence review in February 2012. Upon the recommendation of the nominating/corporate governance committee, the board of directors affirmatively determined that a majority of our directors and director-nominees are independent of the company and its management as required by the NYSE Rules and the corporate governance guidelines. Messrs. Beverly, McMullian, Shields, and Singer are independent directors and director-nominees. Messrs. Burke, Fernandez, Griswold, Stith, Wood and Ms. Ward are independent directors. Mr. Deese is considered an inside director because he is currently the chief executive officer of our company. Each director and director-nominee abstained from voting as to themselves.

The foregoing discussion of director independence is applicable only to service as a member of the board of directors, the compensation committee and the nominating/corporate governance committee. Additional guidelines apply to the members of the audit committee under applicable law and NYSE Rules.

Presiding Director

Pursuant to the corporate governance guidelines, the board of directors created the position of “presiding director,” whose primary responsibilities are to preside over periodic executive sessions of the board of directors in which management directors and other members of management do not participate and to:

•	serve as the liaison between the chairman of the board and the outside, independent directors of the company;

•	oversee information sent by the company to the members of the board of directors;

•	review meeting agendas and schedules for the board of directors;

•	call meetings of the independent, non-management directors; and

•	be available for consultation and director communication with shareholders.

Each year at the meeting of the board of directors following the annual meeting, a presiding director is appointed among the independent directors to serve until the company’s annual meeting of shareholders the following year. On May 25, 2011, Benjamin H. Griswold, IV was appointed to serve as the presiding director until the 2012 annual meeting of shareholders.

The Board of Directors and Committees of the Board of Directors

In accordance with the company’s amended and restated bylaws, the board of directors has set the number of members of the board of directors at twelve. The board of directors held 12 meetings in fiscal 2011, and no incumbent director attended fewer than 75% of the aggregate of:

•	The total number of meetings of the board of directors held during the period for which he or she has been a director; and

•	the total number of committee meetings held by all committees of the board on which he or she served during the periods that he or she served.

Our board of directors has established several standing committees: an audit committee, a nominating/corporate governance committee, a compensation committee and a finance committee. The board of directors has adopted a written charter for each of these committees, all of which are available on the company’s website at www.flowersfoods.com.

The following table describes the current members of each of the committees and the number of meetings held during fiscal 2011:

	Audit Committee	Nominating/ Corporate Governance Committee	Compensation Committee	Finance Committee
Joe E. Beverly*	X			X
Franklin L. Burke*	Chair			X
George E. Deese
Manuel A. Fernandez*		X	Chair
Benjamin H. Griswold IV*		X	X
Amos R. McMullian*
J.V. Shields, Jr.*		X	X
David V. Singer*	X			X
Melvin T. Stith*		X	X
Jackie M. Ward*		Chair	X
C. Martin Wood III*	X			Chair

Number of Meetings	8	4	5	9

*	Independent Directors

Audit Committee

Under the terms of the audit committee charter, the audit committee represents and assists the board of directors in fulfilling its oversight responsibilities with respect to:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the independent registered public accounting firm’s qualifications and independence; and

•	the performance of the company’s internal audit function and the independent registered public accounting firm.

The audit committee’s duties and responsibilities include:

•	responsibility for overseeing our financial reporting process on behalf of the board of directors;

•

direct responsibility for the appointment, retention, termination, compensation and oversight of the work of the independent registered public accounting firm employed by the company, which reports directly to the committee, and sole authority to pre-approve all services to be provided by the independent auditor;

•	review and discussion of our annual audited financial statements and quarterly financial statements with management and our independent registered public accounting firm;

•

review of the internal audit function’s organization, plans and results and of the qualifications and performance of our independent registered public accounting firm (our internal audit function and its compliance officer report directly to the audit committee);

•	review with management the effectiveness of our internal controls;

•	review with management any material legal matters and the effectiveness of our procedures to ensure compliance with our legal and regulatory responsibilities;

•	discussion of guidelines and policies with respect to risk assessment and risk management to assess and manage the company’s exposure to risk; and

•

oversight of the company’s enterprise risk management activities (“ERM”), with the full understanding that responsibility for ERM continues to be shared by the entire board of directors and all directors have the authority and obligation to scrutinize the company’s ERM efforts.

The board of directors has determined that all audit committee members are “independent” as defined by the NYSE Rules and under SEC rules and regulations. The board of directors has also determined that Mr. Wood is an “audit committee financial expert” under Item 407(d)(5) of Regulation S-K of the Securities Act of 1933 (the “Securities Act”). Each member of the audit committee is financially literate, knowledgeable and qualified to review financial statements.

Nominating/Corporate Governance Committee

Under the terms of its charter, the nominating/corporate governance committee is responsible for considering and making recommendations to the board of directors with regard to the function and needs of the board, and the review and development of our corporate governance guidelines. In fulfilling its duties, the nominating/corporate governance committee shall:

•	receive identification of individuals qualified to become board members;

•	select, or recommend that the board select, the director-nominees for our next annual meeting of shareholders;

•	evaluate incumbent directors;

•	develop and recommend corporate governance principles applicable to the company;

•	review possible conflicts of interest of directors and management and make recommendations to prevent, minimize or eliminate such conflicts;

•	make recommendations to the board regarding the independence of each director;

•	review director compensation;

•	oversee the evaluation of the board and management;

•	oversee risks related to ethics issues, shareholder activism, change in control, investor relations, loss of separate employer status and corporate structure; and

•	perform any other duties and responsibilities delegated to the committee from time to time.

Our board has determined that all members of the nominating/corporate governance committee are “independent” as defined by the NYSE Rules and our corporate governance guidelines. For information relating to nomination of directors by shareholders, please see “Selection of Director-Nominees.”

Compensation Committee

Under the terms of its charter, the compensation committee has overall responsibility for evaluating and approving the company’s compensation plans, policies and programs. The compensation committee’s duties and responsibilities include:

•

review and approval of corporate goals and objectives relevant to our chief executive officer’s compensation, evaluation of our chief executive officer’s performance in light of these goals and objectives, and, either as a committee or together with the other independent directors (as directed by the board), determination and approval of our chief executive officer’s compensation level based on this evaluation;

•	making recommendations to the board with respect to non-chief executive officer compensation, incentive-compensation plans and equity-based plans;

•	administration of equity-based incentive plans and other plans adopted by the board that contemplate administration by the compensation committee;

•	overseeing regulatory compliance with respect to compensation matters;

•	review of employment agreements, severance agreements and any severance or other termination payments proposed with respect to any of our executive officers;

•	overseeing risks related to executive compensation disclosures, human capital needs, intellectual capital loss, labor relations, employee retention and public compensation disclosures; and

•	production of a report on executive compensation for inclusion in our proxy statement for the annual meeting of shareholders.

Our board has determined that all members of the compensation committee are “independent” as defined by the NYSE Rules and our corporate governance guidelines.

Finance Committee

The duties and responsibilities of the finance committee are to:

•

make recommendations to the board of directors with respect to the approval, adoption and any significant amendment to all of the company’s defined benefit and defined contribution plans and trusts (the “retirement plans”);

•	oversee the administration of the retirement plans and approve the selection of any third-party administrators;

•

review and employ managers to review the investment results of the retirement plans and the investment policies of the retirement plans, and monitor and adjust the asset allocations of the retirement plans;

•	oversee, in consultation with management, regulatory and tax compliance matters with respect to the retirement plans;

•

make recommendations to the board of directors with respect to management’s capital expenditure plans and other uses of the company’s cash flows (including the financial impact of stock repurchases, acquisitions and the payment of dividends), the company’s credit facilities, commodities hedging and liquidity matters; and

•

oversee risks related to leverage and debt service/cash flow, access to capital, mergers and acquisitions, benefit and pension plan funding, use of derivatives, global procurement and supply chain, volatility in inventory and energy availability and cost.

Board Leadership Structure

The board of directors has appointed the company’s chief executive officer to serve as chairman of the board. In his position as CEO, Mr. Deese has primary responsibility for the day-to-day operations of the company and provides consistent leadership on the company’s key strategic objectives. In his role as chairman of the board, he sets the strategic priorities for the board (with input from the presiding director), presides over its meetings and communicates its strategic findings and guidance to management. The board believes that the combination of these two roles provides more consistent communication and coordination throughout the organization, which results in a more effective and efficient implementation of corporate strategy and is important in unifying the company’s strategy behind a single vision.

As noted earlier, the independent non-management directors have appointed an independent presiding director, which provides balance to the board’s structure. With a supermajority of independent directors, an audit committee, compensation committee, nominating and corporate governance committee and finance committee each comprised entirely of independent directors, and an independent presiding director to oversee all meetings of the non-management directors, the company’s board of directors believes the existing leadership structure provides for an appropriate balance that best serves the company and its shareholders. The board of directors annually reviews its leadership structure to ensure that it remains the optimal structure for our company and our shareholders.

Risk Management

The board of directors is actively involved in oversight of risks that could affect the company. This oversight is conducted primarily through the audit committee, as described above and in the audit committee charter, but the full board has retained responsibility for general oversight of risks. Specifically, the board has responsibility for overseeing, reviewing and monitoring the company’s overall risks, and each board committee is responsible for the oversight of specific risk areas relevant to its purpose as provided in the committee charters. The overall responsibility of the board and its committees is enabled by an enterprise risk management model and process implemented by management that is designed to identify, assess, manage and mitigate risks. The board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports to the board directly from executive officers responsible for oversight of particular risks within the company. In addition, the compensation committee, nominating/corporate governance committee and finance committee are responsible for the oversight of specific risks, as described above and in each committee’s charter. The board believes its administration of its risk oversight function has not affected the board’s leadership structure.

Relationships Among Certain Directors

J.V. Shields, Jr. and C. Martin Wood III are married to sisters.

Attendance at Annual Meetings

In accordance with our corporate governance guidelines, directors are expected to rigorously prepare for, attend and participate in all meetings of the board of directors and meetings of the committees on which they serve and to devote the time necessary to appropriately discharge their responsibilities. Aside from these requirements, the company does not maintain a formal policy for attendance by directors at annual meetings of shareholders. However, all of our directors attended the annual meeting of shareholders held on May 25, 2011.

Selection of Director-Nominees

The nominating/corporate governance committee identifies and considers director candidates recommended by its members and other board members, as well as management and shareholders. A shareholder who wishes to recommend a prospective director-nominee for the committee’s consideration should submit the candidate’s name and qualifications to Flowers Foods, Inc., 1919 Flowers Circle, Thomasville, Georgia 31757, Attention: Executive Vice President, Secretary and General Counsel. The nominating/corporate governance committee will also consider whether to recommend for nomination any person identified by a shareholder pursuant to the provisions of our amended and restated bylaws relating to shareholder nominations. Recommendations by shareholders that are made in accordance with these procedures will receive the same consideration given to nominees of the nominating/corporate governance committee.

The nominating/corporate governance committee believes that any director-nominee must meet the director qualification criteria set forth in our corporate governance guidelines before such director-nominee can be recommended for election to the board of directors. These factors include:

•	integrity and demonstrated high ethical standards;

•	the ability to express opinions, raise tough questions and make informed, independent judgments;

•	experience managing or operating public companies;

•	knowledge, experience and skills in at least one specialty area;

•	ability to devote sufficient time to prepare for and attend board of directors meetings;

•	willingness and ability to work with other members of the board of directors in an open and constructive manner;

•	ability to communicate clearly and persuasively; and

•	diversity in background, personal and professional experience, viewpoints or other demographics.

In addition, no person may stand for election or reelection to the board of directors after turning 75 years old. The nominating/corporate governance committee considers these factors as it deems appropriate, as well as other factors it determines are pertinent in light of the current needs of the board of directors. The nominating/corporate governance committee may use the services of a third-party executive search firm to assist it in identifying and evaluating possible director-nominees.

Shareholder & Other Interested Party Communication with Directors

The board of directors will give proper attention to written communications that are submitted by shareholders and other interested parties and will respond if appropriate. Shareholders and other interested parties interested in communicating directly with the board of directors as a group, the independent, non-management directors as a group or any individual director may do so by writing to Presiding Director, Flowers Foods Inc., 1919 Flowers Circle, Thomasville, GA 31757. Absent circumstances contemplated by committee charters, the chair of the nominating/corporate governance committee and the presiding director, with the assistance of our executive vice president, secretary and general counsel will monitor and review all correspondence from shareholders and other interested parties and provide copies or summaries of such communications to other directors as they deem appropriate.

DIRECTOR COMPENSATION

General

Based upon the recommendations of the nominating/corporate governance committee, the board determines director compensation. An employee of the company who also serves as a director does not receive any additional compensation for serving as a director or as a member or chair of a board committee.

2011 Director Compensation Package

The nominating/corporate governance committee periodically reviews the status of director compensation in relation to other comparable companies and other factors it deems appropriate. In addition, in 2011, the nominating/corporate governance committee engaged Meridian Compensation Partners, an independent compensation consultant, to assist the committee in its assessment of the competitiveness of director compensation. During 2011, the directors’ compensation package for non-employee directors was based on the following principles:

•	a significant portion of director compensation should be aligned with creating and sustaining shareholder value;

•	directors should have equity interest in the company; and

•	total compensation should be structured to attract and retain a diverse and truly superior board of directors.

With the above principles in mind, the compensation package for 2011 was comprised of the following components:

Cash and Stock Compensation

•	an annual cash retainer of $80,000 (increased from $75,000 effective May 25, 2011) for all non-employee directors;

•	an annual cash retainer of $12,500 (increased from $10,000 effective May 25, 2011) for the chairman of the audit committee;

•	an annual cash retainer of $10,000 for the chairman of the compensation committee;

•	an annual cash retainer of $5,000 for the chair of the nominating/corporate governance committee;

•	an annual cash retainer of $5,000 for the chairman of the finance committee;

•	an annual cash retainer of $5,000 for each member of the audit committee; and

•	an annual cash retainer of $15,000 for the presiding director;

•

an annual award of deferred stock valued at $105,000 (which generally vests one year from the date of grant) based upon the closing price of the company’s common stock on the Tuesday following the annual meeting of shareholders.

Participation in Company Plans

Non-employee directors are eligible to participate in the Executive Performance Incentive Plan (“EPIP”), our Stock Appreciation Rights Plan (“SAR Plan”) and the Executive Deferred Compensation Plan (“EDCP”).

Under the EPIP, non-employee directors received deferred stock grants as described above. The deferred stock generally vests one year from the date of grant.

Stock appreciation rights granted under the SAR Plan do not give the director an equity interest in the company. Instead, they offer the directors a cash payment equal to the difference between the value of the shares underlying the stock appreciation rights on the exercise date and the exercise price. Stock appreciation rights vest one year from the date of issuance, and the director has ten years from the date of issuance to exercise these rights. Additionally, the holder of stock appreciation rights receives any dividends paid on an equivalent number of shares of the company’s common stock at the same time they are paid to all other shareholders. In 2011, these payments to all directors in the aggregate totaled $84,664. Outstanding stock appreciation rights that vested prior to December 31, 2004 will continue to accumulate dividends in an account for distribution at the date of exercise. Stock appreciation rights are expensed in accordance with the fair value provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Certification (“ASC”) Topic 718, Stock Compensation.

Under the EDCP, non-employee directors may elect to defer all or any portion of their annual retainer and cash committee fees. All deferrals earn interest until paid to the director. Generally, the vested deferral plus interest is paid to the director after a two-year period unless the director earlier retires, dies, becomes disabled or is terminated due to a change in control. During 2008, participants were given a one-time, irrevocable opportunity to convert their EDCP cash account for some or all prior years’ deferrals to an account that tracks the performance of our common stock. Balances as of the end of the fiscal year were converted, based on the closing price of our common stock on January 2, 2009. The EDCP tracking account will be distributed in shares of our common stock at the time elected by the participant for the deferral year(s) in question. The EDCP tracking account will be credited with dividends paid on our common stock for the number of shares deemed held in such account, and such dividends will then be deemed to be invested in the cash account and will earn interest as described above.

Stock Ownership Guidelines

The board believes that the economic interests of directors should be aligned with those of shareholders. To achieve this, all directors are expected to hold shares of common stock in the company. A non-employee director must own shares of common stock with a value of at least five times the annual cash retainer paid to the non-employee directors. All direct holdings of our common stock and all vested shares of deferred stock are included for purposes of determining compliance. These guidelines may be revised or terminated by the nominating/corporate governance committee at any time with thirty days written notice to the affected directors. Directors have four years from their election to the board to meet the required guidelines. All non-employee directors were in compliance with the guidelines as of March 30, 2012, except for Mr. Singer who was elected to the board of directors effective January 1, 2010.

Other Arrangements

We reimburse all directors for out-of-pocket expenses incurred in connection with attendance at board meetings, or when traveling in connection with the performance of their services for the company.

DIRECTOR SUMMARY COMPENSATION TABLE

The following table details compensation to non-employee directors for the 2011 fiscal year:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Comp. Earnings ($)(3)	All Other Comp. ($)(4)	Total ($)
Joe E. Beverly	82,917	105,000	—	—	187,917
Franklin L. Burke	94,375	105,000	13,300	—	212,675
Manuel A. Fernandez	87,917	105,000	—	—	192,917
Benjamin H. Griswold, IV	86,667	105,000	—	—	191,667
Joseph L. Lanier, Jr. (5)	31,250	—	—	—	31,250
Amos R. McMullian	77,917	105,000	173,055	150,647	506,619
J.V. Shields, Jr.	77,917	105,000	—	—	182,917
David V. Singer	82,917	105,000	—	—	187,917
Melvin T. Stith, Ph. D.	80,000	105,000	—	—	185,000
Jackie M. Ward	89,167	105,000	—	—	194,167
C. Martin Wood III	87,917	105,000	58,376	—	251,293

(1)

Directors have the option to convert their annual board retainer fees into deferred stock. Directors may also elect to defer all or a portion of their annual retainer and committee fees, if any, through the EDCP. In fiscal 2011, Ms. Ward and Messrs. Fernandez, Shields, and Singer elected to convert all of their annual board retainer fees to deferred stock. Ms. Ward and Mr. Fernandez also deferred all of their committee fees to the

EDCP in 2011. Generally, this deferred stock is delivered two years from the date of grant, unless it vests at an earlier date, or is delivered to the grantee along with accumulated dividends at a designated time selected by the grantee at the date of the grant. In 2011, dividends paid to all directors in the aggregate totaled $56,790. The deferred stock is accounted for under ASC 718.

(2)

The stock awards represent compensation cost computed in accordance with ASC 718 related to deferred stock granted to each non-employee director in 2011. This deferred stock award generally vests one year from the date of grant. The full grant date fair value of each director’s 2011 deferred stock award is $105,000. Details regarding the number of stock appreciation rights and deferred stock outstanding (vested and non-vested) by each director serving as of December 31, 2011 is as follows:

Name	Stock Appreciation Rights (#)	Deferred Stock (#)	Deferred Stock ($)(6)
Joe E. Beverly	—	23,535	446,694
Franklin L. Burke	78,975	44,693	848,273
Manuel A. Fernandez	33,188	24,165	458,652
Benjamin H. Griswold, IV	5,175	5,040	95,659
Amos R. McMullian	—	10,410	197,582
J.V. Shields, Jr.	69,638	18,135	344,202
David V. Singer	—	18,135	344,202
Melvin T. Stith, Ph. D.	—	17,505	332,245
Jackie M. Ward	—	64,403	1,222,369
C. Martin Wood III	—	5,040	95,659

(3)	Amounts reported in this column represent above-market earnings on deferred compensation and, for Messrs. McMullian and Wood, distributions under the Retirement Plan.

(4)	Amounts reported as “All Other Compensation” in the Director Compensation Table above, include the following for the relevant directors:

Name		Distributions from EDCP ($)(a)	Miscellaneous ($)(b)	Total ($)
Amos R. McMullian	2011	75,547	75,100	150,647

(a)	Distributions to Mr. McMullian under the EDCP were earned during his service as an employee of the company. Mr. McMullian retired as chief executive officer in 2004.

(b)	Includes $68,185 for administrative support provided by the company for Mr. McMullian’s service as chairman emeritus of the board. Also includes personal use of company aircraft.

(5)	Mr. Lanier retired from our board of directors effective May 25, 2011 and did not stand for reelection at our 2011 annual meeting of shareholders.

(6)	Based on the December 30, 2011 closing market price of the company’s common stock of $18.98.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

A. Ryals McMullian, the son of Amos R. McMullian, a director, was employed by the company throughout fiscal 2011 as vice president and associate general counsel. He was paid an aggregate salary and bonus of $201,940 in fiscal 2011. Also in 2011, Mr. McMullian was granted 7,650 non-qualified stock options and 1,125 shares of performance-contingent restricted stock pursuant to the EPIP. Michael Lord, a son of Gene D. Lord, the executive vice president and chief operating officer of the company, was employed by the company throughout fiscal 2011 as a vice president of sales. He was paid an aggregate salary and bonus of $125,840 in fiscal 2011. Also in 2011, Mr. Lord was granted 3,450 non-qualified stock options and 525 shares of performance-contingent restricted stock pursuant to the EPIP.

Any transaction between the company and a related party is disclosed to the nominating/corporate governance committee and then presented to the full board for evaluation and approval. The company’s policies with respect to related party transactions are set forth in our corporate governance guidelines and our code of business conduct and ethics, which states that the company does not engage in transactions with related parties if such a transaction would cast into doubt the independence of the director, present the appearance of a conflict of interest or violate any applicable law. Each of the transactions set forth above were reviewed and approved by our board in accordance with the company’s policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders

The following table lists information regarding the ownership of our common stock by the only non-affiliated individuals, entities or groups known to us to be the beneficial owner of more than 5% of our common stock:

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Percent of Class(2)
Blackrock, Inc. 40 East 52nd Street New York, NY10022	7,144,887	5.26%

(1)	The beneficial ownership reported in the table above for is based upon a 13G filed by Blackrock, Inc. on February 9, 2012.

(2)	Percent of class is based upon the number of shares of Flowers Foods common stock outstanding on March 30, 2012.

Share Ownership of Certain Executive Officers, Directors and Director-Nominees

The following table lists information as of March 30, 2012 regarding the number of shares owned by each director, each director-nominee, each executive officer listed on the summary compensation table included later in this proxy statement and by all of our directors, director-nominees and executive officers as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Stephen R. Avera	461,634	(2)	*
Joe E. Beverly	219,831	(3)	*
Franklin L. Burke	128,700	(4)	*
George E. Deese	2,737,729	(5)	2.00%
Manuel A. Fernandez	58,726		*
Benjamin H. Griswold, IV	186,961	(6)	*
R. Steve Kinsey	221,476	(7)	*
Gene D. Lord	691,972	(8)	*
Amos R. McMullian	2,543,429		1.87%
J. V. Shields, Jr.	10,624,739	(9)	7.82%
Allen L. Shiver	469,157	(10)	*
David V. Singer	15,555		*
Melvin T. Stith, Ph.D.	27,413		*
Jackie M. Ward	139,863	(11)	*
C. Martin Wood III	5,223,245	(12)	3.84%
All Directors, Director-Nominees and Executive Officers as a Group (15 persons)	23,750,430		17.29%

*	Represents beneficial ownership of less than 1% of Flowers Foods common stock

(1)	Unless otherwise indicated, each person has sole voting and dispositive power with respect to all shares listed opposite his or her name.

(2)

Includes (i) performance-contingent restricted stock awards of 11,625 shares all of which are subject to forfeiture (ii) unexercised stock options for 199,724 shares; (iii) 450 shares owned by Mr. Avera’s spouse as custodian for their minor children and (iv) 52,180 shares held by a trust of which Mr. Avera is a co-trustee, as to which shares Mr. Avera disclaims any beneficial ownership.

(3)	Includes 69,831 shares owned by the spouse of Mr. Beverly, as to which shares Mr. Beverly disclaims any beneficial ownership.

(4)	Includes 41,505 shares owned by the spouse of Mr. Burke, over which Mr. Burke and his spouse share investment authority and 4,525 shares held in Mr. Burke’s stock tracking account.

(5)

Includes (i) 33,534 shares owned by the spouse of Mr. Deese, as to which Mr. Deese disclaims any beneficial ownership and (ii) performance-contingent restricted stock awards of 74,550 shares all of which are subject to forfeiture and (iii) unexercised stock options for 758,100 shares.

(6)	Includes 3,375 shares owned by the spouse of Mr. Griswold, as to which Mr. Griswold disclaims any beneficial ownership.

(7)	Includes (i) unexercised stock options for 122,550 shares and (ii) performance-contingent restricted stock awards of 15,075 shares all of which are subject to forfeiture.

(8)	Includes performance-contingent restricted stock awards of 20,850 shares all of which are subject to forfeiture and unexercised stock options for 274,199 shares.

(9)

Includes: (i) 4,976,001 shares held by investment advisory clients of Wellington Shields Capital Management Associates, LLC, of which Mr. Shields is the chairman; (ii) 172,215 shares held by investment advisory clients of Wellington Shield & Co., LLC of which Mr. Shields is chairman; (iii) 43,443 shares held by investment advisory clients of Capital Management Associates, Inc. and (iv) 5,173,486 shares owned by the spouse of Mr. Shields, as to which Mr. Shields disclaims any beneficial ownership. Mr. Shields’ business address is Wellington Shields & Company, LLC 140 Broadway, New York, NY 10005.

(10)

Includes performance-contingent restricted stock awards for 22,800 shares all of which are subject to forfeiture and unexercised stock options for 132,862 shares. Also includes 4,855 shares held by Mr. Shiver as custodian for his children and 2,958 shares held by the spouse of Mr. Shiver, as to which shares Mr. Shiver disclaims any beneficial ownership.

(11)	Includes 913 shares held by Ms. Ward’s spouse as to which Ms. Ward disclaims any beneficial ownership and 15,988 shares held in Ms. Ward’s stock tracking account.

(12)	Includes 77,910 shares held by a trust of which Mr. Wood is co-trustee and 4,351,915 shares owned by the spouse of Mr. Wood, as to which shares Mr. Wood disclaims any beneficial ownership.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of our records and written representations by the persons required to file these reports, all stock transaction reports required to be filed by Section 16(a) of the Securities Exchange Act of 1934, (the “Exchange Act”), with the SEC were timely filed in fiscal 2011 by directors and executive officers.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Under our pay-for-performance program, our Named Executives earned the following for 2011 performance:

•	Increases in base salaries of Named Executives by 0% to 9.4%.

•	Payment of cash bonuses at 49.2% of our Named Executives’ respective Target Bonus Percentages (as defined below) under our bonus plan, based upon achievement of 89.84% of the target performance goal.

•

Vesting in 2012 of performance-contingent restricted stock issued in 2010 at 83.1% of target as a result of: (i) 2010-2011 return on invested capital exceeding our cost of capital by 3.75 percentage points, and (ii) our 2010-2011 total shareholder return being at the 37th percentile of compared companies.

At our 2011 annual meeting of shareholders, more than 95% of the shares voted were cast in support of the company’s executive compensation program. We considered the shareholders vote, and, as a result of the significant level of approval, we continued to apply the same principles in our 2011 executive compensation decisions.

Executive Compensation Generally

Objectives of Executive Compensation

The primary objective of our executive compensation program is to attract, retain and motivate qualified executives necessary for the future success of the company and the maximization of shareholder value. Our compensation program is designed to motivate our executives by rewarding them for the achievement of specific annual, long-term and strategic goals of the company. Moreover, the program aligns our executives’ interests with those of the shareholders by rewarding performance above established goals, with the ultimate objective of improving shareholder value. Finally, we strive to foster a sense of ownership among our executives and our directors by requiring them to own certain amounts of our common stock.

The compensation committee evaluates both performance and compensation to ensure that (i) the company maintains its ability to attract and retain the most qualified executives; (ii) each executive’s compensation remains competitive relative to the compensation paid to similarly situated executives in comparable companies and (iii) each of the company’s primary objectives with respect to compensation is being fulfilled. To meet those goals, our compensation program includes three primary components:

•	base salary;

•	cash bonuses; and

•	long-term incentives, through stock-based compensation.

Certain retirement and other post-employment benefits are also included in the executives’ compensation package. In addition, see the section entitled “Potential Payments Upon Termination or Change in Control” of this proxy statement for details on payments and benefits payable (or realizable) upon termination of employment and a change in control of the company. Perquisites are not a significant part of our executive compensation program.

Each element of our compensation program is described in greater detail below, including a discussion of why the company chooses to pay each element, how we determine the amount of each element to pay and how each element and the company’s decisions regarding that element fit into our overall compensation objectives.

The objectives of our executive compensation program are accomplished through a balance of pay components that are competitive with market practice and place considerable emphasis on performance-based compensation. Salary and non-equity incentive compensation, equity compensation, and other compensation expressed as a percentage of total compensation for each Named Executive for the fiscal year ended January 1, 2011 were as shown below. There is no prescribed mix of our compensation elements, however; the mix below is driven by market data for each element of pay.

Name and Principal Position	Salary Percentage	Non-Equity Incentive Comp. Percentage	Equity Comp. Percentage	Other Comp. Percentage	Total %
George E. Deese	21%	10%	64%	5%	100%
Chairman of the Board and Chief Executive Officer
R. Steve Kinsey	35%	11%	48%	6%	100%
Executive Vice President and Chief Financial Officer
Allen L. Shiver	31%	12%	50%	7%	100%
President
Gene D. Lord	31%	10%	49%	10%	100%
Executive Vice President and Chief Operating Officer
Stephen R. Avera	38%	11%	43%	8%	100%
Executive Vice President, Secretary and General Counsel

In late 2010 and early 2012, the Committee reviewed whether our compensation philosophies and practices encourage unnecessary risk taking and concluded that they did not. While risk is inherent in any strategy for growth, the company’s compensation programs minimize risk through the following design elements, among others:

•	balanced incentive plans designed to reward both annual and long-term performance, and both internal and stock price performance;

•	incentive goals set at the corporate level;

•	capped incentives;

•	stock ownership guidelines requiring the Named Executives to own a significant amount of our stock; and

•	a recoupment (clawback) policy for equity grants and cash bonuses if they are paid based on incorrect financial results due to knowing misconduct by a participant.

Role of Executive Officers in Compensation Decisions

The compensation committee of the board of directors, which is comprised entirely of independent directors, has overall responsibility for evaluating, analyzing and approving the company’s compensation plans, policies and programs. In addition, the chief executive officer consults with and advises the compensation committee with respect to the company’s compensation philosophy and makes recommendations to the compensation committee regarding the compensation of the other executive officers. All recommendations of the chief executive officer to the compensation committee regarding compensation of executive officers are independently evaluated by the committee. The chief financial officer, or his designee, assists the compensation committee in understanding the key drivers of company performance, particularly those measures used in our cash bonus and long-term incentive plans and also provides the compensation committee with regular updates on company performance as it relates to certain performance measures used in our bonus and long-term incentive plans.

Compensation Consultants

For fiscal 2011, the compensation committee engaged Meridian Compensation Partners (“Meridian”) as its independent compensation consultant. At the compensation committee’s request, Meridian evaluated the competitiveness of the base salaries, annual bonuses and long-term incentives awarded to the company’s Named Executives, provided competitive market data on new compensation arrangements and evaluated the continued appropriateness of existing arrangements. Meridian attended compensation committee meetings at the committee’s request and was available to provide guidance to the compensation committee on compensation questions and issues as they arose.

In fiscal 2011, Meridian provided services to the company in the areas of executive and director compensation consulting services only.

Compensation Benchmarking

Because there are not many food companies the size of Flowers Foods, a specific set of peer companies is not used for market compensation comparisons. We use market pay rates (i.e. base salary, bonus and long-term incentives) are based on available food industry and general industry peers’ pay data from published surveys. We use an average of food industry and general industry survey data (the “Relevant Market Sector”) when making market comparisons, and the data is adjusted to reflect pay for companies with annual revenues comparable to the company. For 2011, the Relevant Market Sector consisted of food and general industry peer groups in the Towers Perrin Executive Compensation Database, Watson Wyatt Top Management Compensation Report and the Mercer Executive Compensation Survey.

Food industry data was used from the following surveys and represented data from the following companies:

Towers Perrin Executive Compensation Database — Food & Beverage Companies

ACH Food Companies, Inc.	Dr. Pepper Snapple Group, Inc.	Nestle USA
Bob Evans Farms, Inc.	General Mills, Inc.	Papa John’s
Brown-Forman Corporation	Gorton’s, Inc.	PepsiCo
Bush Brothers & Company	Hershey	Ralcorp Holdings
Cadbury North America	Hormel Foods	Sara Lee
Chiquita Brands International, Inc.	J.M. Smucker	Schreiber Foods
Coca-Cola Enterprises, Inc.	Jack in the Box	Schwan’s
ConAgra Foods, Inc.	Kellogg	Sodexo USA
Dannon Company, Inc.	Kerry Ingredients & Flavours	Starbucks
Dean Foods	Land O’ Lakes	U.S. Foodservice
Diageo North America, Inc.	Molson Coors Brewing	Wm. Wrigley Jr. Company

Watson Wyatt Top Management Compensation Report — Food & Kindred Products

American Dehydrated Foods Inc.	Kellogg Company	Reynolds American, Inc.
Campbell Soup Company	Keystone Foods Corporation	RiceTec Inc.
Chiquita Brands International, Inc.	Kraft Foods Inc.	Rich Products Corporation
Coca Cola Bottling Co Consolidated	Land O’Lakes, Inc.	Sanderson Farms, Inc.
Columbus Foods, LLC	Little Lady Foods	Schreiber Foods Inc.
Corn Products International, Inc.	Mars North America	Seaboard Corporation
Dean Foods	McCormick & Company, Inc.	Stonyfield Farm Inc.
Del Monte Fresh Produce Co.	Michael Foods, Inc.	Tastefully Simple
Dole Food Company Inc.	Molson Coors Brewing Co.	The Coca-Cola Company
Dr Pepper Snapple Group, Inc.	Nature’s Sunshine Products Inc.	The Hershey Company
Farmland Foods Inc.	Panera LLC	The Pepsi Bottling Group, Inc.
Grande Cheese Company	PepsiAmericas, Inc.	The Wornick Company
H-E-B	PepsiCo, Inc.	Tyson Foods, Inc.
Hormel Foods Corporation	Ralcorp Holdings, Inc.	Ventura Foods, LLC
J R Simplot Company		Wells’ Dairy, Inc.

General industry data were used from the following surveys to capture the broadest possible market perspective:

— Towers Perrin Executive Compensation Database:	700+ companies
— Watson Wyatt Top Management Compensation Report:	1,500+ companies
— Mercer Executive Compensation Survey:	1,100+ companies

The market data obtained from the companies above was for pay opportunity, not actual payout, and was regressed (size-adjusted) to reflect the appropriate Named Executive’s duties and scope of revenue responsibility. The Relevant Market Sector is the simple average of the regressed food industry and general industry market rates. Both are established at levels that approximate the size-adjusted 50th percentile for each component of pay opportunity. This sets executive pay opportunities high enough to be competitive and to attract and retain a strong motivated leadership team but not so high that they create negative perception among other constituencies.

The compensation committee concluded that the proposed 2011 compensation levels under the company’s incentive and equity compensation plans for each Named Executive, and their total compensation opportunities, were consistent with the pay philosophy, as well as appropriate to meet the company’s goal to retain each Named Executive and to align his interests with those of its shareholders.

Cash Compensation

Base Salary

Base salary represents the fixed and recurring part of an executive’s annual compensation and is intended to reward experience and expertise, functional progression (i.e. the development of the executive through a series of work experiences and duties and accountabilities relevant to the current position held), career development, skills and competencies. We have established a system of tiered salary grades, and executives are assigned an appropriate salary grade considering the position’s internal value as well as external comparisons to relevant positions in the market data. With respect to the position’s “internal value,” we have developed salary grades on the basis that a given position is at least one salary grade below that of the supervising position, which is the only weight assigned to internal value in establishing the salary grades.

Named Executives’ base salaries are related to a salary grade and the base salaries for the grades are determined based on (i) external competitive market base salaries, as determined through benchmarking analysis and (ii) the internal relationships (i.e., value and progression) of these positions. We periodically make adjustments to the base salaries based on the factors discussed above as well as the performance of the respective Named Executive.

Individual salaries for executives that report directly to the chief executive officer are subject to approval by the compensation committee after consideration of the recommendations submitted by the chief executive officer. The chief executive officer’s salary is subject to review and approval by the compensation committee and the board of directors. Base salaries for all Named Executives are reviewed annually by the compensation committee and the board of directors.

Changes in 2011 base salaries ranged from 0% to 9.4%. Mr. Shiver’s base salary increased due to his promotion to president of Flowers Foods in 2010.

Annual Executive Bonus Plan

Our Annual Executive Bonus Plan (the “Bonus Plan”) provides for an annual incentive bonus to reward performance measured over the company’s fiscal year. For each fiscal year, the compensation committee establishes target bonus levels, which are expressed as a percentage of each executive’s base salary (the “Target

Bonus Percentage”), for the executives who have been designated as participants in the Bonus Plan. The compensation committee generally sets the target bonus percentages at the 50th percentile of the Relevant Market Sector.

For 2011, based upon performance projections presented by management, the compensation committee also set a target performance goal (the “EBITDA Goal”). We used EBITDA (earnings before interest, taxes, depreciation and amortization), as the performance measure in the Bonus Plan for all participating employees, including the Named Executives, because it is a useful tool for managing the operations of our business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow.

For 2011, a bonus was awarded to participating executives based on the following formula:

•	the participating executive’s base salary; multiplied by

•	the Target Bonus Percentage; multiplied by

•	the “Bonus Percentage,” a percentage based upon the company’s actual EBITDA for the fiscal year divided by the EBITDA Goal determined as follows:

•	if actual EBITDA is equal to the EBITDA Goal, the resulting Bonus Percentage is 100%;

•	if actual EBITDA is less than the EBITDA Goal, the applicable Bonus Percentage will drop by 5% for every 1% by which actual EBITDA is less than the EBITDA Goal; or

•	if actual EBITDA exceeds the EBITDA Goal, the Bonus Percentage will increase by 5% for every 1% by which the actual EBITDA exceeds the EBITDA Goal.

An executive’s 2011 bonus payment could not exceed 150% of the executive’s base salary nor $1.5 million. The Bonus Percentage would have been zero if actual EBITDA were 80% or less of the EBITDA Goal. This mechanism provided motivation for the executive to continue to strive for improved company performance in any given fiscal year even if the EBITDA Goal itself were not attained.

For 2011 the percentage of EBITDA Goal achieved in 2011 and the related Bonus Percentages are shown below:

Level of Achievement	% of EBITDA Goal Achieved	Bonus Percentage
Maximum	110%	150%
Target	100%	100%
Actual	89.84%	49.2%
Threshold	80%	0%

The 2011 EBITDA Goal was $310.7 million, which was 6.8% higher than actual 2010 EBITDA, and that goal was not met by the company. However, actual EBITDA was equal to 89.84% of the EBITDA Goal and thus lower bonuses were paid. The bonuses paid to the Named Executives for 2011 were 31.2% below 2010 bonuses, for EBITDA that was 2.5% below 2010. Mr. Deese’s 2011 bonus was 34.1% lower than his 2010 bonus and those paid to the other Named Executives for 2011 were , in the aggregate, 28.8% below the 2010 bonuses.

The company does not pay bonuses under the Bonus Plan to any employee until such time as the compensation committee has certified the Bonus Percentage and the Annual Report on Form 10-K for the applicable fiscal year has been filed with the SEC.

Long-Term Incentive Compensation

Equity and Performance Incentive Plan

In keeping with the compensation committee’s pay-for-performance philosophy, stock based incentives comprise our entire long-term incentive program, and a significant portion of total compensation opportunity for executives. Our stock-based incentives, as designed, are fundamental to the enhancement of shareholder value, reward performance over the long-term and help align the executives’ interests with those of our shareholders. The design of the long-term compensation programs and the individual grants thereunder are reviewed annually and approved by the compensation committee with reference to the market data it receives from its consultant. The compensation committee generally targets the 50th percentile of the Relevant Market Sector for stock-based incentives granted to the Named Executives.

The 2001 Equity and Performance Incentive Plan, as amended and restated as of April 1, 2009 (the “EPIP”), is the company’s ongoing intermediate and long-term incentive plan. The EPIP was approved by the company’s shareholders and provides the compensation committee with an opportunity to make a variety of stock based awards, while selecting the form that is most appropriate for the company and the executive group. The awards under the EPIP contain elements that we believe help focus the executive’s attention on one of the company’s primary goals — the long-term success of the company and, ultimately, the enhancement of shareholder value.

Consistent with our practice since 2006, 2011 equity-based awards for the Named Executives were split 50%/50% between stock options and performance-contingent restricted stock. The use of stock options reflects the strategy of rewarding Named Executives for achieving growth in share price and aligning pay with shareholder value creation. The use of performance-contingent restricted stock is intended to ensure that executives focus on capital investments that produce returns in excess of the company’s weighted average cost of capital and, to a lesser extent, the company’s total shareholder return vs. food industry peers.

The determination of 2011 option and performance-contingent restricted stock award levels for the Named Executives was based on market data at the 50th percentile of the company’s Relevant Market Sector, the 50%/50% expected value split between equity award vehicles, a Binomial Lattice ratio of 14.3% of face value for stock options and 90.8% of face value for performance-contingent restricted stock. Additionally, the compensation committee reviewed the projected expense impact of the awards, in the aggregate, on the company’s earnings for the next fiscal year and the entire vesting period. Existing outstanding equity grants or stock ownership levels of a Named Executive were not considered by the compensation committee in determining the value or size of 2011 long-term incentive awards. This grant process was applied similarly to all other executives and managerial personnel participating in the long-term incentive program.

Performance-Contingent Restricted Stock Awards.    The 2011 restricted stock agreement (the “Restricted Stock Agreement”) provides the terms and conditions under which the shares of restricted stock will vest. Vesting occurs two years from the date of grant (after the filing of the company’s Annual Report on Form 10-K), and the shares become nonforfeitable if, on that date, the company’s average “return on invested capital” over the two fiscal years immediately preceding vesting exceeds its “weighted average cost of capital” for the same period by 375 basis points (the “ROI Target”).

If the ROI Target is satisfied, then the performance-contingent restricted stock grant may be adjusted based on the company’s total return to shareholders (“Company TSR”) percent rank as compared to the total return to shareholders of the S&P Packaged Food & Meat Index (“S&P TSR”) in the manner set forth below:

•	if the Company TSR is equal to the 50th percentile of the S&P TSR, then no adjustment;

•

if the Company TSR is less than the 50th percentile of the S&P TSR, the grant shall be reduced by 1.3% for each percentile below the 50th percentile that the Company TSR is less than the 50th percentile of S&P TSR, but in no event shall the reduction exceed 20%; or

•

if the Company TSR is greater than the 50th percentile of the S&P TSR, the grant shall be increased by 1.3% for each percentile above the 50th percentile that Company TSR is greater than the 50th percentile of S&P TSR, but in no event shall such increase exceed 20%.

This external market performance metric operates in addition to the ROI Target and enhances both the competitiveness and shareholder orientation of the plan.

Examples of several possible scenarios with respect to the 2011 grant are illustrated below:

Level of Achievement	2-Year Company TSR Percentile Rank vs. the S&P Packaged Food and Meat Index	Percentage of Grant Earned
Maximum	65th or higher	120%
Target	50th	100%
Threshold	35th or lower	80%

For the 2011 grant, if the grantee dies or becomes disabled, the restricted stock generally vests at the target level immediately without adjustment. If the grantee retires at age 65 or later, on the normal vesting date the grantee will receive a pro rated number of shares based upon the retirement date without adjustment. In addition, the restricted stock will immediately vest at the target level without adjustment if the company undergoes a change in control (whether or not the executive is terminated following the change in control). For the 2011 grant, dividends accrue on the restricted stock and are paid to the executive on the vesting date. At the time of vesting, the executive will receive the shares of stock and will be liable for his or her portion of all federal and state income and payroll taxes based on the fair market value of the shares awarded on the vesting date.

Awards of restricted stock granted in 2010 vested in 2012 at 83.1% of target as a result of: (i) 2010-2011 return on invested capital exceeding our cost of capital by 3.75 percentage points, and (ii) our 2010-2011 total shareholder return being at the 37th percentile of compared companies.

Stock Option Awards.    Under the EPIP and the 2011 nonqualified stock option agreement (the “Stock Option Agreement”) Options vest three years from the date of grant, assuming that the executive is continuously employed by the company through the date of vesting, and must be exercised within seven years of the date of grant. There are no performance requirements for vesting. Generally, if the employee dies, becomes disabled, or retires at age 65 or later, the nonqualified stock options immediately vest and must be exercised within two years. In addition, options will vest if the company undergoes a change in control (whether or not the executive is terminated following the change in control). When the executive exercises the options, he or she will be liable for all federal and state income and payroll taxes based on the taxable income resulting from the exercise.

Timing of Grants.    Grants of performance-contingent restricted stock and stock options were made on February 10, 2011. The compensation committee ensures that its process for determining the date for the annual grant of equity awards insulates the choice of date from any market influences that might affect the decision at a given time. The compensation committee has adopted a policy of making the annual grant following the official announcement of our prior fiscal year results, which coincides with the opening of our self-imposed insider trading window. Except in unusual circumstances, we do not grant equity awards to the Named Executives at other dates. If at the time of any planned equity grant any member of the compensation committee is aware of any material non-public information concerning our company, the compensation committee will generally delay the planned grant until such time as the material non-public information has been fully disseminated in the market. The grant date is established when the compensation committee approves the grant and all key terms have been determined. The exercise price of each of our stock option grants and the grant price of our performance-contingent restricted stock grants is the closing market price on the grant date. The Named Executives do not play any role in the timing of equity awards under the EPIP.

Changes for 2012

The compensation committee intends to discontinue granting stock options after 2011, and instead grant performance shares that can be earned based on the company’s total shareholder return compared to a group of industry peers.

Recoupment (“Clawback”) Policy

The EPIP and the Bonus Plan provide for the recoupment of grants made under the EPIP and bonuses awarded under the Bonus Plan. The recoupment policy provides that if the board of directors has reliable evidence of knowing misconduct by a participant that results in the incorrect overstatement of the company’s earnings or other financial measurements that were taken into consideration in awarding grants or bonuses and as a result of such overstatement the participant (i) received a bonus and/or (ii) either received a grant under the EPIP or had a prior grant vest or become nonforfeitable, the participant shall be required to reimburse (or forfeit, as the case may be) the full amount of any grants or bonuses that resulted from the overstatement.

Retirement & Other Post-Employment Benefits

Pension benefits are provided to executives under the Flowers Foods, Inc. Retirement Plan No. 1 (the “Retirement Plan”). The company also provides a defined contribution benefit to executives through its Executive Deferred Compensation Plan (the “EDCP”).

Retirement Plan

The Retirement Plan is a qualified defined benefit pension plan that provides a pension upon retirement to eligible employees of participating subsidiaries (but not to employees of the company) that is based upon each year of service with the participating subsidiary through December 31, 2005. Additionally, the Retirement Plan provides a pension upon retirement to eligible employees (including employees of non-participating subsidiaries and of the company) who were participants under the Flowers Industries, Inc. Retirement Plan No. 1 prior to the company’s spin-off from Flowers Industries, Inc., which is based upon each year of service with Flowers Industries, Inc. and/or certain of its subsidiaries. No additional years of credited service have been granted other than for actual years of credited service in the Retirement Plan.

Participation in the Retirement Plan was closed to new employees beginning January 1, 1999, and effective December 31, 2005 benefits under the Retirement Plan were frozen and no additional benefits will accrue under the Retirement Plan. The frozen pension benefit is the sum of annual credits earned during eligible employment. The basic credit formula at the time the Retirement Plan was frozen was 1.35% of the first $10,000 of W-2 earnings (subject to certain exclusions) plus 2% of W-2 earnings (subject to certain exclusions) in excess of $10,000 for each year of service up to 35 years. For each year of service in excess of 35 years, 1.8% of W-2 earnings (subject to certain exclusions) was credited. Certain additional fixed benefit amounts were provided for a limited group of participants in the Retirement Plan, including certain of the Named Executives.

Benefits can be paid in many forms under the terms of the Retirement Plan, including a life annuity option, joint and survivor option, period certain and life options, level income option and a lump sum option of up to $7,500. The payout option must be elected by the participant before benefit payments begin. Each available payout option is actuarially equivalent. Early retirement benefit payments are available to participants upon attainment of age 55 and completion of five years of vesting service. A participant’s full benefit under the Retirement Plan is payable at age 65. Benefits are reduced by  1/15 for each of the first five years and  1/30 for each of the next five years by which benefit commencement precedes age 65. The same benefits are payable upon retirement, termination, or disability with the adjustments described above for commencement before age 65 but on or after age 55. A 50% survivor annuity is payable to a participant’s spouse upon death prior to retirement. Mr. Deese is currently eligible for his full benefit under the Retirement Plan. All other Named

Executives have fulfilled the required service period and are either eligible for early retirement benefit payments currently or will become eligible upon attainment of age 55. No payments were made to the Named Executives under the terms of the Retirement Plan during the 2011 fiscal year.

Executive Deferred Compensation Plan

The EDCP allows certain members of management to defer the receipt of a percentage of their salary and bonus. The purpose of the EDCP is to provide a deferral benefit to certain members of management whose contributions to the company’s 401(k) defined contribution plan, a tax qualified plan, are limited by statutory restrictions. The EDCP is not a tax-qualified plan. The participants’ deferrals are credited to an account established for the participant that is credited with interest until paid. Additionally, the company allocates matching contributions pursuant to the plan on behalf of the participant that are also credited with interest until paid. Interest credited on deferrals and company contributions to the EDCP are based on the Merrill Lynch U.S. Corp., BBB-rated Fifteen-Year Bond Index plus 150 basis points. Interest is considered above-market if earned at a rate which is 120% or more of the applicable federal long-term rate. Earnings in the EDCP are interest-based credits that exceed this threshold. The company credits interest at above market rates because participants’ EDCP accounts are unfunded and unsecured and therefore subject to substantial risk of loss should events ever befall the company causing it to reorganize or liquidate. Generally, the deferrals and company contributions plus interest are paid to the participant upon termination of employment. Distributions from the EDCP are made from the company’s general assets. Amounts credited to the EDCP on behalf of the Named Executives amounted to $400,307 in fiscal 2011. During 2008, participants were given a one-time, irrevocable opportunity to convert their EDCP cash account for some or all prior years’ deferrals to an account that tracks the performance of our common stock. Balances as of the end of the fiscal year for participants making such an election were converted, based on the closing price of our common stock on January 2, 2009. The EDCP tracking account will be distributed in shares of our common stock at the time elected by the participant for the deferral year(s) in question. The EDCP tracking account will be credited with dividends paid on our common stock for the number of shares deemed held in such account, and such dividends will then be deemed to be invested in the cash account and will earn interest as described above.

Change in Control Severance

Continuation of Employment agreements with certain executive officers, including the Named Executives, were in effect at December 31, 2011. Those agreements provided certain severance benefits upon the occurrence of a change in control as well as a termination of employment under certain conditions within a specified period (see the Potential Payments upon Termination or Change in Control section of this proxy statement for details).

The purposes of those agreements were to ensure stability and continuity of operations during a period of uncertainty by encouraging employees to remain employees of the Company notwithstanding the outcome of a proposed transaction. Such agreements provided for severance of either 3X or 2X pay, depending on the position, and a gross-up of golden parachute excise taxes that might be owed.

In late 2011 the Committee commissioned a review of those agreements. The result was development of the Flowers Foods, Inc. Change of Control Plan, which superseded the Continuation of Employment agreements for the Named Executives effective February 28, 2012. In the process, severance multiples applicable to each Named Executive were maintained while excise tax gross-up provisions were eliminated. Other changes brought the arrangements more in line with both competitive practice and current corporate governance norms.

Executive Share Ownership Guidelines

Based on the view of the compensation committee that the ownership of an equity interest in the company by executives is a component of good corporate governance and insures alignment of executive and shareholder interests, guidelines were adopted that require key members of the company’s management team to directly own minimum amounts of the company’s common stock. The guidelines for the Named Executives are set forth below:

•	Chairman of the Board and Chief Executive Officer: 5 times base salary.

•	Executive Vice President and Chief Financial Officer: 3 times base salary.

•	President: 3 times base salary.

•	Executive Vice President and Chief Operating Officer: 3 times base salary.

•	Executive Vice President, Secretary and General Counsel: 3 times base salary.

The guidelines were established on January 1, 2006, and the guidelines are reviewed every four years thereafter for all direct stock holdings. Members of management subject to the guidelines or new participants have four years from appointment to reach the stated minimums. The holdings of each of the Named Executives are currently either at the guideline or on track to meet it. These guidelines may be revised or terminated by the compensation committee at any time with thirty days’ written notice to the affected employees.

Accounting and Tax Effect on Executive Compensation

Deductibility of Executive Compensation

We are not allowed a federal income tax deduction for compensation paid to certain executive officers in excess of $1 million, except to the extent that such compensation constitutes “performance-based compensation” (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)). The compensation committee retains the ability to consider factors, including tax deductibility, as it structures coordinated compensation packages of current and long-term compensation, to retain flexibility in rewarding efforts which prove to be of immediate or future benefit to the company and its shareholders.

Nonqualified Deferred Compensation

The company has structured its deferred compensation arrangements with the intention of complying with the limitations and restrictions of Internal Revenue Code Section 409A. Section 409A applies to certain “nonqualified” plans or arrangements that provide for the deferral of compensation. Unless certain requirements are met, amounts deferred and vested under such deferred compensation arrangements will be currently includible in income and subject to an excise tax.

Stock Based Compensation

Generally, the executive is taxed at fair market value on stock based compensation upon the exercise of stock awards provided the risk of forfeiture and all restrictions have lapsed. The company generally receives a tax deduction equal to the value reported as income by the executive in the year the stock option is exercised or the grant of restricted stock vests.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with the company’s management and, based on this review and discussion, recommended to the board of directors that the Compensation Discussion and Analysis be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC and proxy statement for the 2012 annual meeting of shareholders.

The Compensation Committee of the Board of Directors:

Manuel A. Fernandez, Chairman
Benjamin H. Griswold IV
Joseph V. Shields, Jr.
Melvin T. Stith, Ph.D.
Jackie M. Ward

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the chief executive officer, chief financial officer and each of the three other most highly compensated executive officers of Flowers Foods (the “Named Executives”) for the fiscal years ended December 31, 2011, January 1, 2011 and January 2, 2010:

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Comp. ($)(3)	Change in Pension Value and Nonqualified Deferred Comp. Earnings ($)(4)	All Other Comp. ($)(5)	Total ($)
George E. Deese	2011	956,120	1,187,830	1,708,980	470,793	123,395	114,116	4,561,234
Chairman of the Board and	2010	956,120	1,082,899	1,446,771	714,222	147,075	129,356	4,476,443
Chief Executive Officer	2009	932,800	1,387,776	1,586,661	680,011	151,761	95,408	4,834,417

R. Steve Kinsey	2011	425,000	240,195	345,280	136,026	34,862	36,606	1,217,969
Executive Vice President and	2010	404,250	208,402	279,216	196,284	22,388	36,190	1,146,730
Chief Financial Officer	2009	385,000	205,920	235,974	168,399	16,770	30,286	1,042,349

Allen L. Shiver	2011	550,000	363,280	522,600	216,656	64,704	59,575	1,776,815
President	2010	502,600	279,628	374,504	281,582	41,986	43,853	1,524,153
	2009	436,984	267,696	305,680	191,137	30,258	36,920	1,268,675

Gene D. Lord	2011	501,749	332,210	477,620	160,590	119,924	44,521	1,636,614
Executive Vice President and	2010	487,134	271,714	362,870	236,528	85,123	45,641	1,489,010
Chief Operating Officer	2009	475,253	288,288	329,014	207,876	65,861	40,170	1,406,462

Stephen R. Avera	2011	400,000	185,225	266,240	118,176	48,794	34,264	1,052,699
Executive Vice President,	2010	384,375	178,065	238,497	172,277	30,649	35,660	1,039,523
Secretary and General Counsel	2009	375,000	200,928	229,811	164,025	23,123	32,404	1,025,291

(1)	Executives may elect to defer amounts into Flowers Foods’ 401(k) plan (up to IRS limits) and into the EDCP. Amounts of salary deferred during fiscal 2011were as follows:

Name:	Salary Deferrals into 401(k) Plan ($)	Salary Deferrals into EDCP ($)	Total ($)
George E. Deese	22,000	47,806	69,806
R. Steve Kinsey	16,500	12,738	29,238
Allen L. Shiver	22,000	21,964	43,964
Gene D. Lord	22,000	20,059	42,059
Stephen R. Avera	22,000	11,991	33,991

(2)

Grant date fair value of performance-contingent restricted stock (reported in the “Stock Awards” column) and options (reported in the “Options Award” column) made in the year indicated and compiled in accordance with FASB ASC Topic 718. See Note 15 to the company’s consolidated financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2011 for a description of the assumptions made in the valuation of stock awards under FASB ASC Topic 718.

(3)

Non-equity incentive plan compensation includes all performance-based cash awards earned by the Named Executives during the fiscal year under the Bonus Plan. For 2011, 2010 and 2009, Mr. Deese elected to defer receipt of 0%, 0% and 5%, respectively, of his non-equity incentive plan compensation under the EDCP. No other Named Executive elected to defer any portion of their non-equity incentive plan compensation under the EDCP for any of the years presented.

(4)	Amounts reported in the “Change in Pension Value and Nonqualified Deferred Comp. Earnings” column for 2011 are as follows:

Name	Change in Pension Value ($)	Above-Market Nonqualified Deferred Comp. Earnings ($)	Total ($)
George E. Deese	70,756	52,639	123,395
R. Steve Kinsey	28,271	6,591	34,862
Allen L. Shiver	56,758	7,946	64,704
Gene D. Lord	112,069	7,855	119,924
Stephen R. Avera	46,045	2,749	48,794

(5)	Amounts reported in the “All Other Comp.” column for 2011 are reported in the table below.

Name	Employer Contributions to Section 401(k) Plan ($)	Employer Contributions to Nonqualified Deferred Comp. Plan ($)	Other ($)(6)	Total ($)
George E. Deese	14,700	99,416	—	114,116
R. Steve Kinsey	14,700	21,906	—	36,606
Allen L. Shiver	14,700	33,506	11,369	59,575
Gene D. Lord	14,700	29,821	—	44,521
Stephen R. Avera	14,700	19,564	—	34,264

(6)	Amount relates to insurance premiums and personal use of company aircraft.

GRANTS OF PLAN-BASED AWARDS

The following table details grants made during the fiscal year ended December 31, 2011 pursuant to incentive plans in place at Flowers Foods as of that date:

	Grant Date for Equity- Based Awards							All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/share) (4)	Grant Date Fair Value of Equity Incentive Plan Awards ($)(5)
		Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name and Grant		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
George E. Deese
Non-Equity Incentive Plan Award		0	956,120	1,434,180
Performance Contingent Restricted Stock Grant	2/10/2011				59,640	74,550	89,460			1,187,830
Nonqualified Stock Option Grant	2/10/2011							492,975	16.31	1,708,980

R. Steve Kinsey
Non-Equity Incentive Plan Award		0	276,250	414,375
Performance Contingent Restricted Stock Grant	2/10/2011				12,060	15,075	18,090			240,195
Nonqualified Stock Option Grant	2/10/2011							99,600	16.31	345,280

Allen L. Shiver			440,000	660,000
Non-Equity Incentive Plan Award		0
Performance Contingent Restricted Stock Grant	2/10/2011				18,240	22,800	27,360			363,280
Nonqualified Stock Option Grant	2/10/2011							150,750	16.31	522,600

Gene D. Lord
Non-Equity Incentive Plan Award		0	326,137	489,206
Performance Contingent Restricted Stock Grant	2/10/2011				16,680	20,850	25,020			332,210
Nonqualified Stock Option Grant	2/10/2011							137,775	16.31	477,620

Stephen R. Avera
Non-Equity Incentive Plan Award		0	240,000	360,000
Performance Contingent Restricted Stock Grant	2/10/2011				9,300	11,625	13,950			185,225
Nonqualified Stock Option Grant	2/10/2011							76,800	16.31	266,240

(1)	Under the terms of the Bonus Plan, bonuses are awarded based on the achievement of a specified EBITDA goal.

(2)

Under the terms of the EPIP and the Restricted Stock Agreement, receipt of this award requires that the company meet a certain performance requirement. If the requirement is met, the award to the employees may be further adjusted according to achievement of a management objective based on the relative performance of the company’s stock against a benchmark index. Amounts shown under “threshold,” “target” and “maximum” headings above represent the minimum, expected and maximum possible number of shares of stock transferred to the Named Executive assuming that such requirement is met.

(3)

The company granted nonqualified stock options under the EPIP and the Stock Option Agreement to certain individuals on February 10, 2011. The options become exercisable in full on the third anniversary of the grant date as long as the individual maintains employment with the company through that date.

(4)

For 2011, the company used $16.31, the closing trading price of the company’s common shares on the New York Stock Exchange at the date of grant, to determine the exercise price for the options granted.

(5)	Calculated in accordance with FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table details all equity awards granted and outstanding as of December 31, 2011, the company’s most recent fiscal year end:

	Option Awards					Stock Awards
Name and Grants	Number of Securities Underlying Unexercised Options: (#) Exercisable	Number of Securities Underlying Unexercised Options: (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
George E. Deese
2008 Nonqualified Stock Option Award(4)	352,650			16.50	2/4/2015
2009 Nonqualified Stock Option Award(5)		405,450		15.89	2/9/2016
2010 Performance-Contingent Restricted Stock Award(6)						61,575	1,168,694
2010 Nonqualified Stock Option Award(7)		391,725		16.67	2/9/2017
2011 Performance-Contingent Restricted Stock Award(8)						74,550	1,414,959
2011 Nonqualified Stock Option Award(9)		492,975		16.31	2/10/2018
R. Steve Kinsey
2007 Nonqualified Stock Option Award(3)	15,075			13.05	2/5/2014
2008 Nonqualified Stock Option Award(4)	47,175			16.50	2/4/2015
2009 Nonqualified Stock Option Award(5)		60,300		15.89	2/9/2016
2010 Performance-Contingent Restricted Stock Award(6)						11,850	224,913
2010 Nonqualified Stock Option Award(7)		75,600		16.67	2/9/2017
2011 Performance-Contingent Restricted Stock Award(8)						15,075	286,124
2011 Nonqualified Stock Option Award(9)		99,600		16.31	2/10/2018
Allen L. Shiver
2008 Nonqualified Stock Option Award(4)	54,750			16.50	2/4/2015
2009 Nonqualified Stock Option Award(5)		78,112		15.89	2/9/2016
2010 Performance-Contingent Restricted Stock Award(6)						15,900	301,782
2010 Nonqualified Stock Option Award(7)		101,400		16.67	2/9/2017
2011 Performance-Contingent Restricted Stock Award(8)						22,800	432,744
2011 Nonqualified Stock Option Award(9)		150,750		16.31	2/10/2018
Gene D. Lord
2006 Nonqualified Stock Option Award(2)	52,087			12.45	1/3/2013
2007 Nonqualified Stock Option Award(3)	68,512			13.05	2/5/2014
2008 Nonqualified Stock Option Award(4)	69,525			16.50	2/4/2015
2009 Nonqualified Stock Option Award(5)		84,075		15.89	2/9/2016
2010 Performance-Contingent Restricted Stock Award(6)						15,450	293,241
2010 Nonqualified Stock Option Award(7)		98,250		16.67	2/9/2017
2011 Performance-Contingent Restricted Stock Award(8)						20,850	395,733
2011 Nonqualified Stock Option Award(9)		137,775		16.31	2/10/2018
Stephen R. Avera
2006 Nonqualified Stock Option Award(2)	39,262			12.45	1/3/2013
2007 Nonqualified Stock Option Award(3)	49,162			13.05	2/5/2014
2008 Nonqualified Stock Option Award(4)	52,575			16.50	2/4/2015
2009 Nonqualified Stock Option Award(5)		58,725		15.89	2/9/2016
2010 Performance-Contingent Restricted Stock Award(6)						10,125	192,173
2010 Nonqualified Stock Option Award(7)		64,575		16.67	2/9/2017
2011 Performance-Contingent Restricted Stock Award(8)						11,625	220,643
2011 Nonqualified Stock Option Award(9)		76,800		16.31	2/10/2018

(1)	Based on December 30, 2011 closing market price of $18.98 for Flowers Foods’ common shares.

(2)	Nonqualified stock options granted in 2006 fully vested on January 3, 2009.

(3)	Nonqualified stock options granted in 2007 fully vested on February 5, 2010.

(4)	Nonqualified stock options granted in 2008 fully vested on February 4, 2011.

(5)	Nonqualified stock options granted in 2009 fully vested on February 9, 2012.

(6)	The performance-contingent restricted stock award granted in 2010 vested on February 29, 2012.

(7)	Nonqualified stock options granted in 2010 will fully vest on February 9, 2013.

(8)

The performance-contingent restricted stock award granted in 2011 will vest in 2013 upon the filing of the company’s 2012 annual report on Form 10-K, subject to the achievement of applicable performance goals.

(9)	Nonqualified stock options granted in 2011 will fully vest on February 10, 2014.

STOCK VESTED AND OPTION EXERCISES

The following table details vesting of all restricted stock and all exercises of option awards during the fiscal year ended December 31, 2011.

	Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
George E. Deese(1)	563,850	4,818,465	66,720	1,177,608
R. Steve Kinsey(2)	105,242	1,506,593	9,900	174,735
Allen L. Shiver(3)	—	—	12,870	227,156
Gene D. Lord(4)	—	—	13,860	244,629
Stephen R. Avera(5)	—	—	9,660	170,499

(1)

Mr. Deese was granted 83,400 shares of performance-contingent restricted stock on February 9, 2009. This award vested on February 23, 2011. Because the company did not meet certain performance criteria, this award was decreased to 66,720 shares. Please see page 27 for a discussion of the performance criteria.

Mr. Deese received 230,850 nonqualified stock options on January 3, 2006 with an exercise price of $12.45 per share. On June 2, 2011, Mr. Deese exercised the options to purchase shares trading at $21.35 per share. The net value realized per share was $8.90, or $2,054,565.

Mr. Deese received 333,000 nonqualified stock options on February 5, 2007 with an exercise price of $13.05 per share. On June 2, 2011, Mr. Deese exercised the options to purchase shares trading at $21.35 per share. The net value realized per share was $8.30, or $2,763,900.

(2)

Mr. Kinsey was granted 12,375 shares of performance-contingent restricted stock on February 9, 2009. This award vested on February 23, 2011. Because the company did not meet certain performance criteria, this award was decreased to 9,900 shares. Please see page 27 for a discussion of the performance criteria.

Mr. Kinsey received 91,630 nonqualified stock options on July 16, 2003 with an exercise price of $6.23 per share. On June 2, 2011, Mr. Kinsey exercised the options to purchase shares trading at $21.35 per share. The net value realized per share was $15.12, or $1,385,446.

Mr. Kinsey received 13,612 nonqualified stock options on January 3, 2006 with an exercise price of $12.45 per share. On June 2, 2011, Mr. Kinsey exercised the options to purchase shares trading at $21.35 per share. The net value realized per share was $8.90, or $121,147.

(3)

Mr. Shiver was granted 16,088 shares of performance-contingent restricted stock on February 9, 2009. This award vested on February 23, 2011. Because the company did not meet certain performance criteria, this award was decreased to 12,870 shares. Please see page 27 for a discussion of the performance criteria.

(4)

Mr. Lord was granted 17,325 shares of performance-contingent restricted stock on February 9, 2009. This award vested on February 23, 2011. Because the company did not meet certain performance criteria, this award was decreased to 13,860 shares. Please see page 27 for a discussion of the performance criteria.

(5)

Mr. Avera was granted 12,075 shares of performance-contingent restricted stock on February 9, 2009. This award vested on February 23, 2011. Because the company did not meet certain performance criteria, this award was decreased to 9,660 shares. Please see page 27 for a discussion of the performance criteria.

PENSION BENEFITS

The following table details the number of years of service credited and the present value of the accumulated benefits as of the December 31, 2011 measurement date related to the Retirement Plan.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)
George E. Deese	Retirement Plan	38	1,158,429
R. Steve Kinsey	Retirement Plan	13	138,621
Allen L. Shiver	Retirement Plan	24	323,679
Gene D. Lord	Retirement Plan	40	907,786
Stephen R. Avera	Retirement Plan	16	255,921

Amounts reported above as the actuarial present value of accumulated benefits under the Retirement Plan are computed using the interest and mortality assumptions that the company applies to amounts reported in its financial statement disclosures, and are assumed to be payable at age 65. The interest rate assumption at December 31, 2011 is 4.75% (5.50% as of January 1, 2011 and 6.00% as of January 2, 2010) and the mortality table assumption is in accordance with the RP 2000 Mortality Table with mortality improvements projected to 2020 using Scale AA.

No benefits or payments were made to any of the Named Executives in 2011 under the Retirement Plan.

NONQUALIFIED DEFERRED COMPENSATION

The following table provides details regarding executive participation in the EDCP during the 2011 fiscal year. There were no withdrawals or distributions from the EDCP in fiscal 2011 with respect to any Named Executive.

Name	Employee Contributions in FY 2011 ($)(1)	Employer Contributions in FY 2011 ($)(2)	Aggregate Earnings in FY 2011 ($)(3)	Aggregate Balance at 12/31/2011 ($)(4)
George E. Deese	47,806	99,416	132,581	2,007,371
R. Steve Kinsey	12,738	21,906	16,633	264,399
Allen L. Shiver	21,964	33,506	20,076	329,347
Gene D. Lord	20,059	29,821	19,835	321,381
Stephen R. Avera	11,991	19,564	6,969	124,212

(1)	Amounts shown are deferrals of 2011 salary earned.

(2)	Amounts are included in “All Other Compensation” in the Summary Compensation Table for the 2011 fiscal year.

(3)

Above-market interest on nonqualified deferred compensation is included in the Summary Compensation Table as “Nonqualified Deferred Compensation Earnings” for the 2011 fiscal year. Interest is above-market if earned at a rate which is 120% or more of the applicable federal long-term rate. Earnings in the EDCP are interest-based credits which exceed this threshold. The amount of above-market interest for each executive included in the Summary Compensation Table is as follows: Mr. Deese $52,639; Mr. Kinsey $6,591; Mr. Lord $7,855; Mr. Shiver $7,946; and Mr. Avera $2,749.

(4)

The cumulative portion of the aggregate balance at December 31, 2011 reported in the Summary Compensation Table for all years prior to 2011 is as follows: Mr. Deese $1,161,350; Mr. Kinsey $134,257; Mr. Lord $169,980; Mr. Shiver $171,579; and Mr. Avera $147,386.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Payments Made Upon Termination Following a Change in Control

The company has entered into continuation of employment agreements with certain executive officers, including the Named Executives, which are designed to assure continuity of management in the event of a change in control. The compensation committee may select, in its sole discretion, additional executives to be offered such agreements. If (i) the company experiences a change in control and (ii) an executive’s employment is terminated during a specified period following the change in control for any reason other than for Cause (as defined in the agreements), death or disability or the executive terminates his employment for Good Reason (as defined in the agreements), the executive is entitled to the following benefits under the terms of the agreements:

•

a lump sum payment equal to the sum of (i) three times (in the case of Mr. Deese) or two times (in the case of all other Named Executives) the executive’s annual base salary less the amount of base salary paid to the executive since the change in control and (ii) a bonus equal to the base salary multiplied by the executive’s target bonus percentage under the Bonus Plan for the employment period that the employee has not already earned a bonus; provided that should the executive reach age 65 during the severance period (three years in the case of Mr. Deese and two years for all other Named Executives) the lump sum payment will be limited to the period of time until the executive reaches age 65 (this provision is currently in effect for only Mr. Deese); and

•

continuation of medical insurance, life insurance, other welfare benefits and fringe benefits for the executive and/or the executive’s family for the period remaining in the executive’s guaranteed employment period after the executive’s termination of employment; and

•	reasonable relocation expenses incurred by the executive for the period remaining in the executive’s guaranteed employment period after the executive’s termination of employment.

These agreements also provide for conditional tax gross-up payments to neutralize any excise taxes that are imposed on payments subject to the Code (upon a change in control) and any additional income taxes that are attributable to those payments. Gross-up payments will only be made if the payments upon a change in control exceed by 10% or more the amount of payments that could be made without incurring such excise taxes. If the payments amount to less than 10% more than the permissible amount, they will be reduced to the highest amount that would not be subject to the excise tax, and no gross-up payment will be made. The board has determined that executives who do not currently have a continuation of employment agreement with the company will not be offered conditional tax gross-up payments in the event they enter into such agreements the company in the future.

The following events would constitute a change in control under the continuation of employment agreements:

•

all or substantially all of the company’s assets are sold to another entity, or the company is merged, consolidated or reorganized into or with itself or another entity, with the result that upon the conclusion of the transaction less than 51% of the outstanding securities entitled to vote generally in the election of directors of the surviving entity are owned, directly or indirectly, by the shareholders of the company generally prior to the transaction;

•

any person becomes the beneficial owner of securities (a) representing 15% or more, but less than 35%, of the voting power of the company without the prior approval of the board of directors, or (b) representing 35% of the voting power of the company, excluding (1) any subsidiary, affiliate or employee benefit plan of the company or (2) any person or group of employees of which the company or a subsidiary control a greater than 25% interest; or

•

a majority of the board of directors are not directors who were (1) members of the board of directors on the effective date of the separation agreement or (2) nominated for election or elected to the board of directors by a majority of the directors who were members of the board at the time of such nomination or election.

If the chief executive officer is terminated, he is bound by a three year covenant not to compete with respect to the trade or business of the successor entity. If any other Named Executive is terminated, such executive is bound by a two year covenant not to compete with respect to the trade or business of the successor entity. Breach of this covenant may result in the forfeiture of any payments or benefits that the executive is entitled to under the agreement. The continuation of employment agreements also provide for non-disclosure covenants that do not expire for all executives.

Pursuant to the company’s continuation of employment agreements, the only event that triggers cash payments and the provision of other benefits is a change in control followed by the termination of an executive’s employment, other than for death, disability or for Cause (as defined in the agreements) or voluntary resignation other than for Good Reason (as defined in the agreements), within one to three years depending on the specific agreement. If a change in control occurs, regardless of whether the executive’s employment is terminated, all unvested performance-contingent restricted stock (at the target level) and all unvested stock options held by the executive immediately vest. In addition, any undistributed amounts under the company’s deferred compensation plan will be distributed upon a change of control.

The compensation committee reviewed the terms of the continuation of employment agreement for each Named Executive and determined that the potential benefit levels under such agreements were competitive against the benchmarking analysis conducted for 2011 and were necessary to maintain management objectivity in the limited circumstance of a change in control.

Payments Made Upon Death, Disability or Retirement

If a Named Executive dies, becomes permanently disabled or retires (at age 65 or after) he is generally entitled to the following items:

•	immediate vesting in the 2010 and 2011 performance-contingent restricted stock awards in the cases of death or disability;

•	immediate vesting in all unvested stock options; and

•

in the case of retirement, for the 2010 and 2011 award of performance-contingent restricted stock, the Named Executive will receive at the normal vesting date a pro rated award based upon the retirement date.

Amounts shown in the table below represent estimated amounts payable (or realizable) upon death, disability, or retirement, a change in control without termination or termination in connection with a change in control. Amounts shown in the tables below are the estimated payment amounts assuming that the triggering event occurred on December 31, 2011. Values in the tables for equity-based awards are calculated using the closing market price of $18.98 of the company’s common stock on December 30, 2011.

	Death, Disability or Retirement ($)	Change in Control ($)	Termination Following Change in Control ($)
George E. Deese
Cash Severance	—	—	—
Equity Payout	4,177,148	4,177,148	4,177,148
Other Benefits(1)	—	—	231,678
Total	4,177,148	4,177,148	4,408,826
R. Steve Kinsey
Cash Severance	—	—	1,402,500
Equity Payout	1,137,147	1,137,147	1,137,147
Other Benefits(1)	—	—	231,678
Tax Gross-Up	—	—	830,976
Total	1,137,147	1,137,147	3,602,301
Allen L. Shiver
Cash Severance	—	—	1,980,000
Equity Payout	1,611,529	1,611,529	1,611,529
Other Benefits(1)	—	—	231,678
Total	1,611,529	1,611,529	3,823,207
Gene D. Lord
Cash Severance	—	—	413,943
Equity Payout	1,542,516	1,542,516	1,542,516
Other Benefits(1)	—	—	231,678
Total	1,542,516	1,542,516	2,188,137
Stephen R. Avera
Cash Severance	—	—	1,280,000
Equity Payout	947,833	947,833	947,833
Other Benefits(1)	—	—	231,678
Total	947,833	947,833	2,459,511

(1)

Other Benefits includes the estimated cost to provide certain reasonable relocation expenses and a one year continuation of health and welfare benefits for the Named Executives in accordance with the terms of the continuation of employment agreements.

New Change of Control Plan

In late 2011 the compensation committee commissioned a review of the Continuation of Employment agreements. The result was development of the Flowers Foods, Inc. Change of Control Plan, which superseded the Continuation of Employment agreements for the Named Executives effective February 28, 2012. In the process, severance multiples applicable to each Named Executive were maintained while excise tax gross-up provisions were eliminated. Other changes brought the arrangements more in line with both competitive practice and current governance norms.

AUDIT COMMITTEE REPORT

The audit committee has reviewed and discussed the company’s audited consolidated financial statements for the year ended December 31, 2011 with the company’s management and PricewaterhouseCoopers LLP, the company’s independent auditors for the year ended December 31, 2011. Management represented to the committee that the company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The audit committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the auditors’ judgment about the quality of the company’s accounting principles as applied in its financial reporting.

The audit committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP their independence from the company and its management.

Based on the reviews and discussions outlined above, the audit committee recommended to the board that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

The Audit Committee

of the Board of Directors:

Franklin L. Burke, Chairman

Joe E. Beverly

David V. Singer

C. Martin Wood III

OVERVIEW OF PROPOSALS

This Proxy Statement contains three proposals requiring shareholder action. Proposal I requests the election of four nominees as directors to the Board. Proposal II requests an advisory vote on the compensation of certain of the company’s executive officers. Proposal III requests the ratification of the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for fiscal 2012. Each of the proposals is discussed in more detail below.

PROPOSAL I —

ELECTION OF DIRECTORS

The following nominees are proposed for election to Class II to serve until 2015:

•	Joe E. Beverly

•	Amos R. McMullian

•	J.V. Shields, Jr.

•	David V. Singer

Unless instructed otherwise, the proxies will be voted for the election of the director-nominees named above to serve for the terms indicated or until their successors are elected and have been duly qualified. If any nominee is unable to serve, proxies may be voted for a substitute nominee selected by the board of directors. However, our board of directors has no reason to believe that any nominee will not be able to serve if elected.

Vote Required

The four director-nominees in Class II receiving the highest number of votes cast at the annual meeting will be elected, regardless of whether that number represents a majority of the votes cast.

Recommendation of the Board

Your board of directors unanimously recommends that you vote “FOR” each of the above-named director-nominees.

PROPOSAL II —

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or, the Dodd-Frank Act, and Section 14A of the Exchange Act provide shareholders with the right to cast an advisory (non-binding) vote to approve the compensation of the Named Executives as disclosed pursuant to the compensation disclosure rules of the SEC. This proposal is commonly known as the “say-on-pay” vote.

In the company’s advisory say-on-pay vote at the 2011 Annual Meeting, approximately 94% of votes cast were “for” approval of the executive compensation as disclosed in the 2011 Annual Meeting proxy statement. Also among the items of business acted upon by stockholders at the 2011 Annual Meeting was an advisory vote on the frequency of future say-on-pay votes. A plurality of votes cast in the advisory vote on the frequency of future say-on-pay votes were for such vote to occur annually, supporting the Board’s recommendation. Based upon such result, the Board has determined that an advisory say-on-pay shareholder vote will be held every year until the next advisory vote on the frequency of future say-on-pay votes, which will be no later than our 2017 Annual Meeting of Shareholders.

As described in the Compensation Discussion and Analysis, your compensation committee evaluates both performance and compensation to ensure that the company maintains its ability to attract and retain the most qualified executives while motivating high company performance. Highlights of our executive compensation program, as described in the Compensation Discussion and Analysis section, include:

•	Pay opportunities that are:

•	appropriate to the size of the Company when compared to peer companies; and

•	heavily performance-based using multiple internal and stock-based performance measures;

•	Disclosure of the financial performance drivers used in our incentives, in numeric terms;

•	A long-term incentives program that is:

•	entirely performance-based and aligned with shareholder interests through links to stock price and measurement of our return on invested capital performance versus our cost of capital; and

•	whose payout potentials are capped at conservative levels;

•	A clawback provision that allows for recoupment of incentives in certain situations;

•	No backdating or repricing of stock options;

•	Stock ownership guidelines for executives and directors;

•	Modest use of perquisites; and

•	No employment contracts.

The say-on-pay vote gives you as a shareholder the opportunity to express your views on the compensation of our Named Executives. This vote is not intended to address any specific item of compensation, but rather the overall compensation or our Named Executives and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking shareholders to approve the following resolution:

“RESOLVED, that the shareholders approve the compensation of the Company’s Named Executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, compensation tables and any related material disclosed in this proxy statement.”

Because this vote is advisory, it will not be binding on the compensation committee, the Board or the Company. However, the compensation committee and the Board value the opinions of the Company’s shareholders, and will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required

Proposal II requires the affirmative vote of the holders of a majority of the shares of our common stock present at the meeting in person or by proxy.

Recommendation of the Board

Your board of directors unanimously recommends that you vote “FOR” Proposal II.

PROPOSAL III —

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Our audit committee and board of directors have appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2012. Our board of directors recommends that this appointment be ratified.

Representatives of PricewaterhouseCoopers LLP will be present at the meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

We have been advised by PricewaterhouseCoopers LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the company or its subsidiaries.

If the shareholders of the company do not ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2012, the audit committee will reconsider the appointment.

Fiscal 2011 and 2010 Audit Fee Summary

During fiscal 2011 and fiscal 2010, we retained our principal accountant, PricewaterhouseCoopers LLP, to provide services in the following categories and amounts:

Audit Fees.    Fees for audit services totaled approximately $1,964,000 in 2011 and $1,474,000 in 2010, including fees associated with annual audits and the reviews of our Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

Audit Related Fees.    Fees for audit related services totaled approximately $431,000 in 2011 and $316,000 in 2010. Audit related services principally include services related to audits of certain employee benefit plans, accounting consultations and acquisition due diligence.

Tax Fees.    Fees for tax services, including tax compliance, tax advice and tax planning, totaled approximately $336,000 in 2011 and $257,000 in 2010.

All Other Fees.    Fees for all other services not described above totaled approximately $26,800 in 2011 related to software licensing agreements and review of the company’s Phase II XBRL implementation and $26,500 in 2010 related to software licensing agreements and review of the company’s Phase I XBRL implementation.

All non-audit services were reviewed by the audit committee, which concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing function. On an ongoing basis all audit and permissible non-audit services provided by PricewaterhouseCoopers LLP are pre-approved by the audit committee on a case-by-case basis.

Vote Required

Proposal II requires the affirmative vote of the holders of a majority of the shares of our common stock present at the meeting in person or by proxy.

Recommendation of the Board

Your board of directors recommends that you vote “FOR” Proposal III.

SHAREHOLDER PROPOSALS

In order to properly submit a proposal for inclusion in the proxy statement for the 2013 annual meeting, you must follow the procedures outlined in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, we must receive your shareholder proposal at our principal corporate offices in Thomasville, Georgia as set forth below no later than December 21, 2012.

If you wish to present a proposal before the 2013 annual meeting, but do not wish to have the proposal considered for inclusion in the proxy statement and proxy card, you must follow the procedures outlined in our amended and restated bylaws. We must receive your shareholder proposal at the address noted below no earlier than February 1, 2013 and no later than March 3, 2013. If your proposal is not properly brought before the annual meeting in accordance with our amended and restated bylaws, the chairman of the board of directors may declare such proposal not properly brought before the annual meeting, and it will not be acted upon.

Any proposals or notices should be sent to:

Stephen R. Avera

Executive Vice President,

Secretary and General Counsel

Flowers Foods, Inc.

1919 Flowers Circle

Thomasville, Georgia 31757

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2 and 3.

1. Director-nominees proposed for election in Class II to serve until 2015.

	For	Withhold		For	Withhold		For	Withhold	+

01 - Joe E. Beverly	☐	☐	02 - Amos R. McMullian	☐	☐	03 - J. V. Shields, Jr.	☐	☐

04 - David V. Singer	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	To approve, by advisory vote, the compensation of the Company’s Named Executives, as disclosed in this proxy statement.	☐	☐	☐	3.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for Flowers Foods, Inc. for the 2012 fiscal year.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Flowers Foods

Notice of 2012 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — June 01, 2012

George E. Deese, R. Steve Kinsey, and Stephen R. Avera, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Flowers Foods to be held on June 1, 2012 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

(Items to be voted appear on reverse side.)